UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

HOSTESS BRANDS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 29, 2022

Dear Hostess Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Hostess Brands, Inc., which will be held online, on June 8, 2022, at 8:00 a.m. central time. Due to the ongoing public health impact of the COVID-19 pandemic, we will hold our 2022 Annual Meeting of Stockholders in a virtual meeting format only via the Internet. As a result, stockholders will not be able to attend the Annual Meeting in person. Stockholders will be able to listen, vote, and submit questions from any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 5 of the proxy statement.

At the Annual Meeting, we will ask you to vote to: (1) elect Jerry D. Kaminski, Andrew P. Callahan, Olu Beck, Laurence Bodner, Gretchen R. Crist, Rachel P. Cullen, Hugh G. Dineen, Ioannis Skoufalos, and Craig D. Steeneck as directors for terms to expire at our 2023 annual meeting of stockholders; (2) approve the Amended and Restated Hostess 2016 Equity Incentive Plan; (3) approve the 2022 Employee Stock Purchase Plan; (4) approve a non-binding advisory resolution to approve the compensation paid to our named executive officers for 2021 (commonly referred to as “say-on-pay”); and (5) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022.

We have elected to provide access to the proxy materials over the Internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. On or about April 29, 2022, we mailed to our stockholders a notice (“Notice”) that contains instructions on how to access our 2022 proxy statement and 2021 annual report and vote online. However, if you would prefer to receive paper copies of these proxy materials, please follow the instructions included in the Notice.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the Board of Directors, we would like to thank you for your continued interest and investment in Hostess Brands, Inc.

Sincerely,

Andrew P. Callahan

President and Chief Executive Officer

HOSTESS BRANDS, INC.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	June 8, 2022 at 8:00 a.m. central time.

Place:

Online only at https://www.cstproxy.com/hostessbrands/2022. Stockholders will not be able to attend the Annual Meeting in person. Information on how to participate in the Annual Meeting can be found on page 5 of the proxy statement.

Items of Business:	(1)	To elect nine directors to serve until the 2023 annual meeting of stockholders or until their successors are duly elected.

	(2)	To approve the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan to increase the available share reserve.

	(3)	To approve the 2022 Employee Stock Purchase Plan.

	(4)	To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for 2021 (“say-on-pay”).

	(5)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022.

	(6)	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on April 22, 2022 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. All stockholders as of the record date are cordially invited to attend and vote during the Annual Meeting. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet as instructed in the Notice of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Jolyn J. Sebree

General Counsel and Secretary

This proxy statement and proxy are being made available to stockholders on or about April 29, 2022.

This proxy statement and our 2021 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at

https://www.cstproxy.com/hostessbrands/2022 and at www.hostessbrands.com under the “Investors” tab.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	June 8, 2022
Time:	8:00 a.m. central time
Location:	Online only at https://www.cstproxy.com/hostessbrands/2022. Stockholders will not be able to attend the Annual Meeting in person.
Record Date:	April 22, 2022
Voting:	Stockholders as of the record date are entitled to vote. Each share of Class A common stock is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Proposal 1: Election of Directors:
Jerry D. Kaminski	For	19
Andrew P. Callahan	For	19
Olu Beck	For	19
Laurence Bodner	For	19
Gretchen R. Crist	For	19
Rachel P. Cullen	For	19
Hugh G. Dineen	For	19
Ioannis Skoufalos	For	19
Craig D. Steeneck	For	19
Proposal 2: Approval of the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan	For	54
Proposal 3: Approval of the 2022 Employee Stock Purchase Plan	For	65
Proposal 4: Advisory vote on compensation paid to named executive officers for 2021	For	70
Proposal 5: Ratification of our independent registered public accounting firm for 2022	For	73

Voting Methods

If you are a record owner, you can vote in one of the following ways:

•	Visit www.cstproxyvote.com to vote VIA THE INTERNET

•	Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL

•	Vote at the meeting

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet, which is available 24 hours a day, seven days a week, until 11:59 p.m. eastern time on June 7, 2022. Stockholders may revoke their proxies at the times and in the manners described on page 6 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow for your shares to be voted. If you wish to vote at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

Information on how to participate in the Annual Meeting can be found on page 5 of the proxy statement.

The proxy statement and proxy (the “Proxy Materials”) are being made available to Stockholders on or about April 29, 2022.

HOSTESS BRANDS, INC.

7905 Quivira Road

Lenexa, Kansas 66215

2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy are solicited on behalf of Hostess Brands, Inc., a Delaware corporation, by our Board of Directors (referred to as “Board” or “Board of Directors”) for use at the 2022 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held online on June 8, 2022, at 8:00 a.m. central time. Due to the ongoing public health impact of the COVID-19 pandemic, the Company will hold the Annual Meeting in a virtual meeting format only via the Internet site set forth below. Stockholders will not be able to attend the Annual Meeting in person. Stockholders will be able to listen, vote, and submit questions from any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 5 of this proxy statement.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Proxy Materials instead of a paper copy of our proxy statement and our 2021 Annual Report to Stockholders. The Notice of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2021 Annual Report, and a proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first sent on or about April 29, 2022, to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on April 22, 2022, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 138,382,522 outstanding shares of our Class A common stock, par value $0.0001 per share and no outstanding shares of our Class B common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person (virtually) or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person (virtually) or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Votes Required for Each Proposal

Assuming a quorum is present, directors shall be elected by a plurality of the shares present in person (virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the nine nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The (i) proposal to approve the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan to increase the available share reserve, (ii) the proposal to approve the 2022 Employee Stock Purchase Plan, (iii) the advisory vote on the compensation of our named executive officers for 2021 (commonly referred to as a “say-on-pay” proposal) and (iv) the proposal to ratify KPMG LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2022 shall each be decided by the affirmative vote of a majority of shares present in person (virtually) or represented by proxy at the meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, it will provide information to our Talent and Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Talent and Compensation Committee and our Board of Directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders will be tabulated separately. A representative of Continental Stock Transfer and Trust Company will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the director nominees;

•	“FOR” the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan;

•	“FOR” the approval of the 2022 Employee Stock Purchase Plan;

•	“FOR” the say-on-pay proposal; and

•	“FOR” the ratification of KPMG LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2022.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.cstproxyvote.com; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted “for” the election of each of the nominees for director set forth in this proxy statement, “for” each of the other proposals, and as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote online during the Annual Meeting even if you have previously voted, and the vote you cast online during the Annual Meeting will supersede any vote previously cast.

Information about Participating in the Annual Meeting Online

Due to the ongoing public health impact of the COVID-19 pandemic, the Company will hold the Annual Meeting in a virtual meeting format only, and stockholders will not be able to attend the Annual Meeting in person. Stockholders may participate online by logging in at https://www.cstproxy.com/hostessbrands/2022. All stockholders participating online will be in listen-only mode but will have an opportunity to submit questions and vote.

Registered stockholders will receive a Notice and a proxy card from our transfer agent, Continental Stock Transfer & Trust Company (“Continental Stock Transfer”). The Notice and proxy card provided to registered stockholders will contain a control number that you will need to attend the Annual Meeting. If you do not have your control number, you should contact Continental Stock Transfer at the telephone number or e-mail address below.

For beneficial owners of shares held in “street name” who hold shares through a broker, bank or other nominee, you will need to contact your broker, bank or other nominee to obtain a legal proxy. After obtaining a legal proxy, beneficial owners may contact Continental Stock Transfer to obtain a control number. This is the only way beneficial owners will be able to attend the meeting.

Continental Stock Transfer’s contact information is as follows:

Telephone number: 917-262-2373

Email address: proxy@continentalstock.com

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”), the approval of the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan (“Proposal 2”), the approval of the 2022 Employee Stock Purchase Plan (“Proposal 3”), and the say-on-pay proposal (“Proposal 4”) are matters considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals 1, 2, 3 or 4; as a result, there may be broker non-votes on Proposals 1, 2, 3 or 4. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 (“Proposal 5”) is considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 5.

Each broker non-vote and abstention is counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor abstentions or any withhold votes in the election of directors will have any effect thereon. Abstentions have the same effect as votes “against” (i) the proposal to approve the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan, (ii) the proposal to approve the 2022 Employee Stock Purchase Plan and (iii) the say-on pay proposal because they represent votes present and entitled to vote that are not cast in favor of such proposal. Broker non-votes, however, do not represent votes present and entitled to vote on non-routine matters, and therefore, have no effect on such proposals. With respect to the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of our Company for the year ending December 31, 2022, abstentions have the same effect as votes “against” such proposal because they represent shares present and entitled to vote that are not voted in favor of a proposal.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet or mail) bearing a later date, or by attending the meeting online and voting at the meeting. Attendance at the online meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If your shares are held in street name, you must contact your bank, broker or holder of record to revoke and vote your proxy.

Election Inspector

We have engaged Continental Stock Transfer and Trust Company to be the election inspector. Votes cast by proxy or at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by calling (816) 701-4600 or by sending a written request to our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, www.hostessbrands.com under the “Investors” tab, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC on March 1, 2022. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices set forth in this proxy statement. Such filings are not incorporated by reference into this proxy statement.

This proxy statement and our 2021 Annual Report to Stockholders are also available at: https://www.cstproxy.com/hostessbrands/2022.

Our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The Class A common stock of the Company is listed on the Nasdaq Capital Market (“Nasdaq”).

Information Deemed Not Filed

Our 2021 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

Hostess Brands, Inc. (f/k/a Gores Holdings, Inc.) was originally incorporated in Delaware on June 1, 2015 as a special purpose acquisition company and consummated its initial public offering, on August 19, 2015, following which its shares began trading on the Nasdaq.

On November 4, 2016, in a transaction referred to as the “Business Combination,” Gores Holdings, Inc. acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos (the “Metropoulos Entities”) and certain equity funds managed by affiliates of Apollo Global Management, LLC (together with the Metropoulos Entities, the “Legacy Hostess Equityholders”).

In connection with the closing of the Business Combination, Gores Holdings, Inc. changed its name to Hostess Brands, Inc. and its trading symbols on Nasdaq from “GRSH” and “GRSHW,” to “TWNK” and “TWNKW”. The warrants, which traded under the symbol “TWNKW”, were exercisable for shares of our common stock (2 warrants were exercised for 1 share of common stock). All unexercised warrants expired on November 4, 2021 and are no longer outstanding.

As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” refer to Hostess Brands, Inc. and, where appropriate, its subsidiaries.

Company Culture and ESG

At the Company, our vision is to imagine a world where everyday moments are worth celebrating, and we have a clear mission: “We inspire moments of joy by putting our heart into everything we do.” We work to achieve our mission through our values of people, tenacity, nimbleness, inclusivity, integrity and quality. We care about both WHAT we do and HOW we do it.

In 2021, we published our first Corporate Responsibility Report focused on our environmental, social and governance priorities and activities (the “ESG Report”), and we continue to adapt and grow as a responsible, public company. As described further below, our Nominating and Governance Committee oversees the Company’s ESG efforts.

We are proud members of the local communities in which we operate. We live this by providing a productive, safe, challenging, fun, and rewarding work environment, competitive wages, and philanthropic donations and volunteer opportunities for local organizations when possible. In addition to planned volunteer and employee donation opportunities, we also donate products to local food banks on an annual basis.

We hold ourselves and each other accountable to act with integrity and honesty to do the right thing for our customers, stockholders, and employees, in addition to the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations, as stated in the Company’s Code of Ethics. Our Code of Ethics is provided to our employees when they begin employment and it is re-distributed and acknowledged annually. We maintain a hotline for our employees to report anonymously, if they so choose, any Code of Ethics or other policy violations or concerns.

Our Talent and Compensation Committee oversees the Company’s culture.

Inclusion and Diversity

We believe promoting diversity in our workforce fosters a culture of collaboration, inclusion, creativity, and innovation. Global events in recent years provided a catalyst for us to enhance the employment experience we provide, and we’ve taken actions such as documenting our Diversity, Equity, Inclusion, & Belonging policy and expanding our education and appreciation programs to ensure our culture remains one where all employees are valued and comfortable. We are an equal opportunity employer committed to making employment decisions without regard to age, race, gender, religion, sex, sexual orientation, disability, union affiliation, protected veteran status, or other characteristic protected by law. We respect the right under Section 7 of the National Labor Relations Act to organize and bargain collectively through a union and the right to refrain from those activities. We have adopted a Freedom of Association Policy.

Our employees are central to our success. Our pay philosophy centers on pay for performance and we strive for gender pay equity. This philosophy provides strong alignment between results and compensation while maintaining market competitiveness enabling our ability to hire and retain a talented and diverse workforce.

Health & Safety

We endeavor to be a company of energized people, providing a safe and respectful work environment, quality products and to be a good corporate citizen committed to protecting our people and our environment. The Company meets periodically with local and state leaders to discuss business planning and ways to become a better community partner.

Employee safety is a top priority and has an impact on the Company’s financial success. Through training and education and employee safety committees, we empower employees to improve and promote a culture of safety. Recent improvements in the way we deliver employee safety training has helped reduce the frequency of workplace injuries.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our Board of Directors, which currently consists of nine members. Set forth below are the biographies of each of our current directors.

Jerry D. Kaminski Chairman and Independent Director

Mr. Kaminski has served as our Chairman since October 2020 and as a member of our Board of Directors since November 2016. Since August 2018, Mr. Kaminski has served as Executive Vice President and Chief Operating Officer of Land O’Lakes Inc. From December 2013 until August 2018, he served as Executive Vice President and Chief Operating Officer of the Land O’Lakes, Inc. International business and oversaw Land O’Lakes Global Dairy Ingredients, the Villa Crop Protection joint venture in South Africa, the Bidco Africa joint venture in Kenya and Global Seed Genetics in Mexico. From March 2007 to December 2013, Mr. Kaminski served in various roles of increasing responsibility at Land O’Lakes. Before joining Land O’Lakes, Mr. Kaminski served as a Vice President and General Manager at General Mills, where he held various leadership positions in the retail and business-to-business segments. Mr. Kaminski also served as President and Chief Operating Officer at Sparboe Foods. Mr. Kaminski has been on the board of directors of the Global Dairy Platform since 2012, which is an association of the world’s largest dairy companies promoting sustainable dairy consumption. We believe that Mr. Kaminski’s international business experience, together with his background in the consumer packaged goods industry, is of value to our Board and make him well-qualified to serve on our Board.

Andrew P. Callahan

Mr. Callahan has served as a member of our Board of Directors since April 2018 and as our President and Chief Executive Officer since May 2018. Mr. Callahan served as a member of the Tyson Foods Executive Leadership Team in multiple operations general management roles from August 2014 to September 2017 working with iconic brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Aidells® and Ball Park®. He served as President of North American Foodservice & International at Tyson Foods, Inc. from February 2017 until September 2017 and President of Retail Packaged Brands from August 2014 to February 2017. He served as an Executive Vice President and President of Retail at The Hillshire Brands Company (f/k/a Sara Lee Corporation), a producer of packaged meat and frozen bakery products, from June 2012 until its acquisition by Tyson in August 2014. Prior to joining The Hillshire Brands Company, Mr. Callahan served in positions of increasing responsibility in marketing, sales and general management for Sara Lee Corporation and Kraft Foods, Inc. Prior to joining Kraft Foods, Inc., Mr. Callahan spent seven years in the U.S. Navy as a Naval Flight Officer. Mr. Callahan serves on the board of directors for the Consumer Brands Association, and he previously served on the board of directors for the Grocery Manufacturers Association (GMA), the International Foodservice Manufacturers Association (IFMA), as well as the Make-A-Wish Foundation of Illinois. We believe that Mr. Callahan’s experience in the retail and consumer industries and industry contacts makes him well-qualified to serve on our Board.

Olu Beck Independent Director

Ms. Beck has served as a member of our Board of Directors since April 2021. Since January 2013, Ms. Beck has been the Founder and Chief Executive Officer of The Beck Group NJ, a boutique advisory and consulting firm driving value creation in private equity-backed small and mid-size consumer packaged goods companies. Ms. Beck also served as Chief Executive Officer and a member of the board of directors of Wholesome Sweeteners, Inc., a maker of consumer-packaged organic condiments and snacks, from January 2016 to June 2018. Prior to that, Ms. Beck served as Head of Global & U.S. Marketing & Health and Wellness for Johnson & Johnson, Inc. from 2010 through 2012. Prior to Johnson & Johnson, Inc., Ms. Beck served in various Senior Executive roles in Finance, Sales and Marketing at Mars, Incorporated from 1989 to 2009, including serving as Chief Financial Officer of Uncle Ben’s Rice. Ms. Beck has served on the board of directors of Freshpet, Inc. since 2019 and is a member of their audit and compensation committees. She has served on the board of directors and audit committees of Denny’s Inc. and Saputo Inc. since May and November 2021, respectively. We believe Ms. Beck’s extensive management experience in the consumer packaged goods industry, as well as her experience in corporate leadership, make her well-qualified to serve on our Board.

Laurence Bodner Independent Director

Mr. Bodner has served as a member of our Board of Directors since November 2016. Since October 2019, Mr. Bodner has served as the Chief Executive Officer of Bulletproof 360, Inc., a lifestyle company known for Bulletproof coffee, collagen protein bars, and performance-enhancing food and beverage product lines. Mr. Bodner served as the Chief Financial Officer of Sovos Brands, a food and beverage company seeking to acquire brands from February 2017 through September 2019. From March 2016 to February 2017, Mr. Bodner served as a Senior Advisor at Advent International in its global retail, consumer and leisure team. Mr. Bodner served as Executive Vice President, Chief Financial Officer and Treasurer of Big Heart Pet Brands (formerly Del Monte Foods) from 2011 through July 2015. He joined Del Monte Foods in 2003 and served the company for 12 years in increasing levels of responsibility across the Finance and Operations functions. Prior to Del Monte Foods, Mr. Bodner also held senior financial positions at Walt Disney Company, as well as The Procter & Gamble Company. Mr. Bodner served on the board of directors of Hearthside Food Solutions, a leading bakery, snack & customized solutions contract manufacturer for packaged foods products in North America and Europe, from April 2015 to May 2018. We believe that Mr. Bodner’s extensive experience in the retail and consumer industries and his financial expertise allows him to provide significant insight to our Board and makes him well-qualified to serve on our Board.

Gretchen R. Crist Independent Director	Ms. Crist has served as a member of our Board of Directors since April 2018. Since April 2022, Ms. Crist has served as Chief People and Culture Officer with PetHonesty, LLC, a pet nutrition business. From June 2020 through March 2022, Ms. Crist was a Managing Director, Consumer Goods and Services, for RSR Partners, Inc., which operates as a board, executive, and leadership recruiting company for businesses globally. From February 2019 to June 2020, Ms. Crist served as the Principal of Win With People Solutions. Ms. Crist served as the Senior Vice President, Human Resources of Henkel Corporation in North America, which is part of Henkel, KGA, a large multi-national public company headquartered in Germany that manufactures adhesive technologies, beauty care products and laundry and home care products, from September 2016 through January 2019. Prior to Henkel, she served as Senior Vice President and Chief Human Resources Officer for The Sun Products Corporation, a company she helped found in 2008. Prior to joining The Sun Products Corporation, Ms. Crist was Vice President of Human Resources and Chief Human Resources officer for

Playtex Products Corp., a New York Stock Exchange listed company that manufactures personal care products. Ms. Crist joined Playtex in 1995 and held positions of increasing responsibility until being named Chief Human Resources Officer in 2005. Prior to Playtex, Ms. Crist served in various human capital leadership roles with the New Power Corporation, Altria and Nestle Waters. Ms. Crist is a member of the society of Human Resources Management and HR50X Group. She is also past Executive Committee member of the Board, Secretary of Make-A-Wish Foundation of Connecticut (2009-2015) and board member of EBP Supply Solutions (2013-2016). We believe that Ms. Crist’s experience in the retail and consumer industries makes her well-qualified to serve on our Board.

Rachel P. Cullen Independent Director

Ms. Cullen has served as a member of our Board of Directors since April 2020. Since September 2021, Ms. Cullen has been the owner of R. P. Cullen LLC, focused on advisory work for private equity and small cap food companies. From August 2012 until February 2021, Ms. Cullen served as the President, Chief Executive Officer and a board member of Ruiz Food Products Inc., a privately held, family-owned company and the largest manufacturer of frozen Mexican food in the United States. Prior to Ruiz Foods, Ms. Cullen served as Senior Vice President and Chief Operating Officer—Ice Cream at Dean Foods, Inc. from 2007 through 2012, where she led the successful ice cream centralization strategy and business turnaround. From 2004 through 2007, Ms. Cullen worked at Orange Glo International, a privately held, household cleaning products company, where she served as Vice President of Marketing from 2004 to 2005 and as Chief Operating Officer from 2005 to 2007. Ms. Cullen began her career in 1985 in the consumer-packaged goods industry at General Foods. Her career progressed through a series of marketing and executive assignments at General Foods, Kraft Foods, and Unilever, prior to joining Orange Glo. Ms. Cullen currently serves on the board of directors for the Chuck Jones Center for Creativity, a not for profit organization dedicated to teaching the young and young of heart to nurture the creative genius that exists in all of us. Ms. Cullen previously served on the board of directors of MOM Brands (2009-2015) and on the Advisory Board of 2x Consumer Product Growth Partners, L.P. (2007-2012). We believe Ms. Cullen’s extensive experience in the consumer-packaged goods industry and her management experience allows her to provide significant insight to our Board and makes her well-qualified to serve on our Board.

Hugh G. Dineen Independent Director

Mr. Dineen has served as a member of our Board of Directors since April 2021. Mr. Dineen currently serves as President of Global Brands and Global Chief Marketing Officer for Wella Company, a privately held global beauty products company, where he leads all growth functions inclusive of strategy, innovation, marketing, and customer education. From November 2015 until December 2020, Mr. Dineen served as the Senior Vice President and Chief Marketing Officer of MetLife US and of MetLife Global Investment Management (together, “MetLife”), a Fortune 100 insurance company, where he was responsible for leading all marketing efforts for over 50% of MetLife globally. He oversaw the building of a highly productive digital ecosystem and digital demand driving strategy for turning customer insights and data into predictable financial value. From December 2012 through October 2015, Mr. Dineen was the Global Vice President and Global Head of Beauty Categories for Avon, Inc, a Fortune 500 global beauty company. He held various senior management roles, including Vice President of Marketing, at Johnson & Johnson from 1997 through November 2012. Mr. Dineen sits on a strategic advisory board for Abbott Laboratories. We believe that Mr. Dineen’s strategic and digital marketing experience is of value to our Board and make him well-qualified to serve on our Board.

Ioannis Skoufalos Independent Director

Mr. Skoufalos has served as a member of our Board of Directors since January 2020. From September 2021 to January 2022, he served as Chief Supply Chain Officer at BlueTriton Brands, Inc., a company that offers a portfolio of regional spring water and national purified water brands. From June 2011 to June 2019, he served as the Global Product Supply Officer of The Procter & Gamble Co., a global provider of consumer packaged goods, leading its Supply Network, which includes procurement, manufacturing, customer service and distribution, quality assurance, engineering and innovation program management. From July 2007 until June 2011, Mr. Skoufalos served as Vice President, Product Supply, Global Operations at The Procter & Gamble Co., and he served as The Procter & Gamble Co.’s Vice President, Project Supply, Global Home Care, Snacks, Coffee, Fragrances & Flavors from August 2004 through June 2007. Prior to these roles, he served in other roles of increasing responsibility in engineering and supply at Procter & Gamble after joining as a chemical engineer in 1984. Mr. Skoufalos served on the board of directors of Pinnacle Foods, Inc. from September 2016 to December 2018. He has been a member of the advisory board of Blume Global Inc. since September 2020 and has advised the CEO of Blue Yonder since March 2020 and now serves as a member of the advisory board of Blue Yonder (acquired in October 2021 by Panasonic Connect). He has also served on the board of directors of the National Association of Manufacturers, U.S.A. since 2012. We believe that Mr. Skoufalos’ extensive experience in the consumer packaged goods industry allows him to provide significant insight to our Board and makes him well-qualified to serve on our Board.

Craig D. Steeneck Independent Director	Mr. Steeneck has served as a member of our Board of Directors since November 2016 and previously served as Lead Independent Director from January through December 2019. Mr. Steeneck has been a member of the board of directors of Freshpet, Inc. since November 2014, where he chairs the audit committee. Mr. Steeneck has been a member of the board of directors of Utz Brands, Inc. (formerly known as Collier Creek Holdings) since November 2018, of which he is the chairman of the audit committee and a member of the compensation committee. Mr. Steeneck served as a member of the board of directors of Kind Inc. from May 2019 to June 2020. Mr. Steeneck served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods Inc. from July 2007 through October 2018, where he oversaw the company’s financial operations, treasury, tax, information technology, investor relations and corporate development and was an integral part of the integration team for several of its acquisitions. From June 2005 to July 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods Inc., helping to redesign the supply chain to generate savings and improved financial performance. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Destinations, Inc.), playing key roles in the wide-scale organization of internal processes and staff management. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International (now Wyndham Destinations, Inc.). From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods Inc. We believe that Mr. Steeneck’ s extensive management experience in the consumer packaged goods industry, as well as accounting and financial expertise, make him well-qualified to serve on our Board.

Name	Age	Director Since	Independent	Primary Occupation	Audit Comm.	Talent & Comp. Comm.	Nom. & Gov. Comm.

Jerry D. Kaminski	65	2016	Yes	EVP & COO of Land O’Lakes Inc.	—	—	—

Andrew P. Callahan	56	2018	No	President and CEO of Hostess Brands, Inc.	—	—	—

Olu Beck	55	2021	Yes	CEO of The Beck Group NJ LLC	X	—	—

Laurence Bodner	59	2016	Yes	CEO of Bulletproof 360, Inc.	X	X (Chair)	—

Gretchen R. Crist	54	2018	Yes	Chief People and Culture Officer of PetHonesty, LLC	—	X	X (Chair)

Rachel P. Cullen	63	2020	Yes	Owner of R. P. Cullen LLC	X	—	X

Hugh G. Dineen	53	2021	Yes	President of Global Brands and Global Chief Marketing Officer for Wella Company	—	—	X

Ioannis Skoufalos	64	2020	Yes	Former Global Product Supply Officer of The Procter & Gamble Co.	—	X	X

Craig D. Steeneck	64	2016	Yes	Former EVP & CFO of Pinnacle Foods Inc.	X (Chair)	—	—

Board Diversity

Our objective is to foster diversity of thought on our Board of Directors. To accomplish that objective, the Nominating and Governance Committee considers ethnic and gender diversity, as well as diversity in perspective, professional experience, education, skill, and other qualities in the context of the needs of our Board of Directors. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The Nominating and Governance Committee evaluates its effectiveness in achieving diversity on the Board of Directors through its annual review of board member composition.

*  Our director nominees include three female directors, one Black/African-American director, two directors born outside of the U.S., one first-generation American director, one director who self-identifies as LGBTQ+, and two military veterans. Certain directors are included in more than one of the listed categories.

Board Structure

Our Third Amended and Restated Certificate of Incorporation provides that each of our directors will serve for one-year terms, expiring at each annual meeting of stockholders.

Our Board of Directors has determined that Ms. Beck, Mr. Bodner, Ms. Crist, Ms. Cullen, Mr. Dineen, Mr. Kaminski, Mr. Skoufalos and Mr. Steeneck each qualify as an “independent director,” as defined in the corporate governance rules of Nasdaq. Mr. Callahan, our President and Chief Executive Officer, is not an “independent director”.

Board Leadership Structure

Our leadership structure separates the roles of Chairman of the Board and Chief Executive Officer. Mr. Kaminski has served as our Chairman since October 2020. Andrew P. Callahan has served as our President and Chief Executive Officer since May 2018. Our Board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the Board of Directors, and oversight of management. As Chairman, Mr. Kaminski, among other responsibilities, presides over regularly scheduled meetings of the Board, serves as a liaison between the directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. By having Mr. Kaminski serve as Chairman of the Board, Mr. Callahan is better able to focus his attention on running our Company.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, our Board of Directors oversees the risk management processes. Our Board determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, the Board has delegated to the Audit Committee oversight duties and addressing risks inherent in its areas of responsibility.

Board Participation

Our Board of Directors held 9 meetings and acted through written consent 10 times in 2021. During 2021, except as noted below, each of our directors attended at least 75% of the meetings of our Board of Directors and of the committees on which he or she serves or served (excluding, in the case of non-independent directors, any meetings solely of independent directors). Hugh G. Dineen was appointed to the Nominating and Governance Committee in August 2021 and was unable to attend one of the committee’s two meetings during the remainder of the year. We regularly schedule executive sessions in which independent directors meet without the presence or participation of management and non-independent directors.

We encourage our directors to attend each annual meeting of stockholders. All of our directors attended the 2021 Annual Meeting.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain oversight and other functions as directed by the Board. Our Board of Directors has an Audit Committee, a Talent and Compensation Committee, and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board of Directors.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the review and/or audit of our financial statements and our internal control function. The Audit Committee also monitors our overall hedging programs, including interest rate swaps and foreign currency forward contracts, and discusses our capital allocation strategies. Our Audit Committee has a written charter that sets forth its purpose and responsibilities, which include the following, among others:

•

appointing, compensating, retaining and overseeing the independent auditor; determining the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	reviewing the qualifications and performance of the independent auditor and evaluating the independence of the independent auditor;

•

reviewing and discussing with management and the auditors the annual audit plan and the information which is required to be reported by the independent auditor (including any critical auditing matters and resolution of disagreements between management and the independent auditor regarding financial reporting);

•

reviewing the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures on a regular basis, including the responsibilities, budget, compensation and staffing of the Company’s internal audit function;

•	reviewing and discussing with management and the auditors the Company’s accounting and internal control policies;

•

discussing with management the Company’s major risk exposures, including risks related to cybersecurity, the process by which risks are assessed and managed, and the Company’s risk management policies;

•

reviewing and discussing with management and the independent auditor the annual financial statements, and recommending to the Board whether the financial statements should be included in our Form 10-K and Form 10-Q;

•

reviewing the type and presentation of information to be included in the Company’s earnings press releases and securities filings, as well as financial information and earnings guidance provided by the Company;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	reviewing and approving all related-party transactions; and

•	evaluating its performance and reporting the results to the Board.

While the Audit Committee has the responsibilities above, among others, it is not the duty of the Audit Committee (i) to plan or conduct audits, (ii) to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or (iii) to design and implement internal controls and procedures to ensure the Company’s compliance with applicable accounting standards, laws, and regulations. This is the responsibility of management and the independent auditor.

Our Audit Committee has the authority to retain advisors as the committee deems appropriate. Our Audit Committee is currently comprised of Craig D. Steeneck, the chair of the committee, Olu Beck, Laurence Bodner and Rachel P. Cullen. All members of our Audit Committee qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership, and each member of the committee is financially literate. Each of Mr. Steeneck, Ms. Beck and Mr. Bodner is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Audit Committee held 13 meetings during 2021.

Talent and Compensation Committee

Our Talent and Compensation Committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our Talent and Compensation Committee has a written charter that sets forth the Talent and Compensation Committee’s purpose and responsibilities, including the following, among others:

•	reviewing key employee compensation goals, policies, plans and programs;

•	evaluating the performance of our Chief Executive Officer and other executive officers;

•	reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving employment agreements, severance arrangements and other similar arrangements between us and our executive officers;

•	overseeing talent management and succession planning with respect to our executive officers;

•	overseeing the Company’s culture;

•	periodically reviewing with management the Company’s policies and practices with respect to diversity and inclusion;

•	evaluating director and employee compensation and considering the result of the most recent shareholder advisory vote on executive compensation;

•	reviewing employee benefit plans and perquisites;

•	administering our stock ownership guidelines, stock plans and other incentive compensation plans;

•	preparing the Compensation Committee Report in accordance with the rules and regulations of the SEC;

•	overseeing our regulatory compliance with respect to compensation matters; and

•	evaluating its performance and reporting the results to the Board.

Our Talent and Compensation Committee is currently comprised of Laurence Bodner, the chair of the committee, Gretchen R. Crist, and Ioannis Skoufalos. Mr. Bodner, Ms. Crist, and Mr. Skoufalos are independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership.

Our Talent and Compensation Committee held 6 meetings and acted through written consent 2 times during 2021.

Our Talent and Compensation Committee has the authority to retain advisors as the committee deems appropriate. The Talent and Compensation Committee has engaged Mercer as its independent compensation consultant to assist the Talent and Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our performance-based and other compensation practices going forward.

Our Talent and Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. The committee recognized that we paid Mercer $147,000 for executive compensation consulting services provided during 2021 and paid Mercer and its affiliates in 2021 532,561 for services rendered to us in their capacities other than relating to executive compensation. The decisions to use Mercer and its affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these engagements as unrelated to our Talent and Compensation Committee’s engagement of Mercer, and we do not require the Talent and Compensation Committee or our Board to review each use of Mercer or its affiliates for such purposes. The Talent and Compensation Committee also considered that the Mercer consultants providing services to the Talent and Compensation Committee do not benefit economically from the provision of the non-executive compensation services and work in a different office separate from the part of Mercer that provides the other services. The Talent and Compensation Committee reviewed and analyzed Mercer’s services to and compensation from us prior to its engagement and all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Mercer by our Talent and Compensation Committee for executive compensation work did not raise a conflict of interest and that Mercer remained independent.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding Board nominations and corporate governance practices, including governance trends and Board meeting topics and meeting cadence. Our Nominating and Governance Committee has a written charter that sets forth the committee’s purpose and responsibilities, which include the following, among others:

•	developing and annually assessing criteria and qualifications for membership on our Board and its committees;

•	identifying, recruiting, evaluating and screening individuals qualified to become members of our Board and its committees, consistent with criteria approved by our Board;

•	evaluating whether an incumbent director should be nominated for re-election to the Board as part of its selection process upon expiration of such director’s term;

•	selecting, or recommending that the Board select, the director nominees;

•	recommending to the Board director nominees to fill vacancies on the Board, as necessary;

•	reviewing, assessing and recommending nominees for membership on, and chairmanship of, the various committees of the Board;

•	implementing and overseeing compliance with our corporate governance policies;

•	overseeing our corporate responsibility and ESG matters;

•	reviewing and recommending to our Board any amendments to our organizational documents, committee charters and corporate governance policies; and

•	developing and overseeing an orientation program for new directors and a continuing education program for current directors, periodically reviewing these programs and updating them as necessary; and

•	overseeing the evaluation of the Board and its committees and making appropriate recommendations to improve performance.

Our Nominating and Governance Committee has the authority to retain advisors as the committee deems appropriate. Our Nominating and Governance Committee is currently comprised of Gretchen R. Crist, the chair of the committee, Rachel P. Cullen, Hugh G. Dineen and Ioannis Skoufalos.

Our Nominating and Governance Committee held 6 meetings during 2021.

Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors. Stockholders wishing to recommend director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Company’s Secretary at 7905 Quivira Road, Lenexa, Kansas 66215, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our Nominating and Governance Committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our Board of Directors.

Corporate Governance Guidelines

In 2021, our Nominating and Governance Committee recommended and our Board adopted Corporate Governance Guidelines to codify internal board policies, practices and procedures and assist the Board in fulfilling its responsibilities to stockholders. Our Corporate Governance Guidelines cover topics such as board member qualifications, board size, director orientation and continuing education, executive sessions, director change in responsibilities, service on other boards, board and committee evaluations, and succession planning.

Availability of Corporate Governance Information

Our Board of Directors has adopted charters for our Audit, Talent and Compensation, and Nominating and Governance Committees describing the authority and responsibilities delegated to the committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines and a Code of Ethics that applies to all of our employees, including our executive officers, and our directors and those employees responsible for financial reporting. We post on our website, at www.hostessbrands.com under the “Investors” tab, the charters of our Audit, Talent and Compensation, and Nominating and Governance Committees and the Corporate Governance Guidelines and Code of Ethics referenced above. A copy of the Code of Ethics has been provided to each of our Executive Officers and members of our Board of Directors. We intend to disclose any amendments to our Code of Ethics, or any waivers of its requirements, on our website to the extent required by applicable SEC or Nasdaq rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our Board of Directors or with an individual member of our Board of Directors may do so by writing to our Board of Directors or to the particular member of our Board of Directors and mailing the correspondence to our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215. Our Board has instructed our Secretary not to forward communications that our Secretary deems unduly hostile, threatening, illegal or otherwise inappropriate (such as surveys, spam, junk mail, unsolicited resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications (other than surveys, spam, etc.) that were not forwarded to the intended recipient(s) and will make those communications available to any director upon request.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Governance Committee has recommended, and the Board of Directors nominated:

•	Jerry D. Kaminski

•	Andrew P. Callahan

•	Olu Beck

•	Laurence Bodner

•	Gretchen R. Crist

•	Rachel P. Cullen

•	Hugh G. Dineen

•	Ioannis Skoufalos

•	Craig D. Steeneck

as nominees for election to our Board of Directors. Each nominee has consented to serve a term, if elected, concluding at the 2023 annual meeting of stockholders. Biographical information about each of our directors is contained in the section above.

Required Vote

The nine nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Our Board of Directors has approved a compensation policy for our non-management directors. Each of the non-management directors receives an annual cash retainer of $70,000. Mr. Kaminski receives an additional $90,000 annual cash retainer for his service as Chairman. The non-management directors also receive an annual equity award with a grant date value of $105,000 that vests annually at the annual stockholders meeting and reimbursement of expenses relating to attendance at Board and committee meetings. Each member of our Audit Committee receives an annual cash retainer of $10,000 for service on the committee and the chairperson of our Audit Committee receives an additional annual cash retainer of $10,000. Each member of our Talent and Compensation Committee receives an annual cash retainer of $7,500 for service on the committee and the chairperson of our Talent and Compensation Committee receives an additional annual cash retainer of $8,500. Each member of our Nominating and Governance Committee receives an annual cash retainer of $7,500 for service on the committee and the chairperson of our Nominating and Governance Committee receives an additional annual cash retainer of $6,000. All retainers are paid quarterly.

In June 2021, our Board of Directors made an annual award of 6,455 RSUs based upon a value of $105,000 divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant, rounded to the nearest share, to each of the non-management directors serving on the Board at that time. These RSUs will vest upon the first to occur of (i) the 2022 Annual Meeting, (ii) September 30, 2022, (iii) the death or disability of the director, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date, and shall be settled upon the director’s termination of Board service or if earlier, a change of control of the Company.

Mr. Callahan did not receive any additional compensation for his service on the Board of Directors. See the section of this proxy statement titled “Executive Compensation” below for a description of the compensation paid to Mr.  Callahan.

Director Compensation Table

The following table sets forth a summary of the compensation paid to each person serving as a director of the Company for any part of 2021 for service in 2021, other than Mr. Callahan, whose compensation is disclosed elsewhere in this proxy statement.

Name	Fees Earned or Paid in Cash	Share Awards (1)	Option Awards	All Other Compensation	Total
Jerry D. Kaminski	$160,000	$104,506	-	-	$264,506
Olu Beck	52,478	123,296	-	-	175,774
Laurence Bodner	96,000	104,506	-	-	200,506
Gretchen R. Crist	91,000	104,506	-	-	195,506
Rachel P. Cullen	87,500	104,506	-	-	192,006
Hugh G. Dineen	51,609	123,296	-	-	174,905
Ioannis Skoufalos	85,000	104,506	-	-	189,506
Craig D. Steeneck	90,000	104,506	-	-	194,506

(1)

Consists of an annual award of 6,455 RSUs at the closing price of $16.19 per share on the date of grant (June 30, 2021). The number of RSUs is based upon a value of $105,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant rounded to the nearest share. For Ms. Beck and Mr. Dineen, also includes an award of 1,213 RSUs made at the time of their election to the Board at the closing price of $15.49 per share on the date of grant (April 28, 2021) that vested at the 2021 annual stockholders’ meeting. The number of RSUs was based upon a pro-rated value of the Board retainer divided by the 20-trading day average closing price per share for the period preceding the date of grant rounded to the nearest share.

The following table lists all outstanding unvested equity awards held by our current directors as of April 22, 2022, other than unvested equity awards held by Mr. Callahan, whose awards are disclosed elsewhere in this proxy statement.

Name	Date of Grant	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Jerry D. Kaminski	June 30, 2021	6,455	$104,506
Olu Beck	June 30, 2021	6,455	104,506
Laurence Bodner	June 30, 2021	6,455	104,506
Gretchen R. Crist	June 30, 2021	6,455	104,506
Rachel P. Cullen	June 30, 2021	6,455	104,506
Hugh G. Dineen	June 30, 2021	6,455	104,506
Ioannis Skoufalos	June 30, 2021	6,455	104,506
Craig D. Steeneck	June 30, 2021	6,455	104,506

(1)

RSU awards will vest upon the first to occur of (i) the Annual Meeting, (ii) September 30, 2022, (iii) the death or disability of the director, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date and shall be settled upon the director’s termination of Board service, or if earlier, a change of control of the Company.

(2)

Number of shares at the closing price on the date of grant ($16.19). The number of shares is based upon a value of $105,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant rounded to the nearest share.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 22, 2022:

Name	Age	Position
Andrew P. Callahan	56	Director, President and Chief Executive Officer
Michael J. Cramer	69	Executive Vice President, Chief Administrative Officer and Assistant Secretary
Michael J. Gernigin	43	Senior Vice President, Chief Accounting Officer and Interim Chief Financial Officer
Daniel J. O’Leary	48	Executive Vice President, Chief Growth Officer
Arist R. Mastorides	55	Executive Vice President and Chief Customer Officer
Darryl P. Riley	62	Senior Vice President of Quality, Food Safety and R&D
Jolyn J. Sebree	50	Senior Vice President, General Counsel and Secretary
Robert C. Weber	53	Senior Vice President, Chief People Officer

Andrew P. Callahan’s biography is set forth under the heading “Our Board” above. Mr. Callahan has served as our President and Chief Executive Officer since May 2018.

Michael J. Cramer.    Mr. Cramer has served as our Executive Vice President, Chief Administrative Officer since the consummation of the Business Combination and serves in the same capacity at the Company’s subsidiaries. Mr. Cramer has served as Vice President at CDM Hostess Class C, LLC, Vice President at Hostess CDM Co-Invest, LLC, and Vice President at Fairmont Aviation LLC since April 2013, as a director of Gores Metropoulos, Inc. from January 2019 to December 2020, and as a director of Gores Metropoulos II since January 2021. From June 2010 through November 2014, he served as Senior Vice President and Director of Pabst Brewing Company. From July 2010 through August 2017, he served as Founding Director of the Texas Program in Sports and Media at the University of Texas at Austin and also was appointed as a Senior Lecturer. He continues to serve as a Senior Fellow in the Moody College of Communication at the University of Texas at Austin.

Michael J. Gernigin.    Mr. Gernigin has served in his current position with the Company since November 2021 and serves in the same capacity at Hostess Brands, LLC. From September 2016 until November 2021, he was Senior Vice President and Corporate Controller. From September 2013 until September 2016, he served as Corporate Vice President, Controller at the former H.D. Smith Wholesale Drug Company, a pharmaceutical wholesaler, heading its core finance, accounting, treasury and tax functions. Prior to that, he served in various roles at KPMG LLP.

Daniel J. O’Leary.    Mr. O’Leary has served as our Executive Vice President, Chief Growth Officer since May 2021 and serves in the same capacity at Hostess Brands, LLC. From February 2019 through April 2021, he was at Tyson Foods, serving first as Senior Vice President of the Hillshire Farm business unit, and then as of September 2019, as the Group General Manager of the Prepared Retail business, where he was responsible for P&L management of the following brands, among others: Jimmy Dean, Hillshire Farm, and Ball Park. From October 2014 through February 2019, he was Senior Vice President at Mizkan America with responsibility for marketing, consumer insights, R&D and key supply chain functions. From August 2004 through October 2014, Mr. O’Leary was at Kraft Foods in a variety of general management, marketing and sales roles.

Arist R. Mastorides.    Mr. Mastorides has served as our Executive Vice President, Chief Customer Officer since January 2022 and serves in the same capacity at Hostess Brands, LLC. Prior to joining Hostess Brands, he was the President of the North America Family Care business of Kimberly-Clark Corp., a global personal care and tissue products company, from May 2019 through December 2021, where he was responsible for P&L management of the following brands: Cottonelle, Scott, Kleenex and Viva. Prior to that position, he held the following positions at Kimberly-Clark: Vice President/General Manager of the North America Infant Care

business (October 2018 through April 2019), Vice President/General Manager of North America Child Care business (January 2017 through September 2018) and Vice President/General Manager of the Global Walmart team (March 2012 through December 2016). From September 2011 through February 2012, Mr. Mastorides was the Senior Vice President of Direct Accounts for Diamond Foods. Prior to this, he served in a variety of marketing and sales roles at Kimberly-Clark. Mr. Mastorides currently serves on the Board of Directors and as the Treasurer of the Xavier Catholic Schools System.

Darryl P. Riley.    Mr. Riley has served as our Senior Vice President of Quality, Food Safety and R&D since December 2016 and serves in the same capacity at Hostess Brands, LLC. From March 2016 through November 2016, Mr. Riley served as President of Total Food Safety Management, a quality and food safety consulting firm. Prior to this position he served as Vice President, R&D, Quality & Innovation at Kraft Foods Company from September 2013 to August 2015. From July 2004 through August 2013, he served as Vice President, Research, Quality & Technology at the Kellogg Company.

Jolyn J. Sebree.    Ms. Sebree has served as our Senior Vice President, General Counsel and Secretary since the consummation of the Business Combination and serves in the same capacity at the Company’s subsidiaries. From March 2012 through April 2013, she served as Senior Vice President, Acting General Counsel and Corporate Secretary at Old Hostess and related entities. Prior to this role, she served as Vice President and Assistant General Counsel at Old Hostess and related entities from August 2011 to March 2012.

Robert C. Weber.    Mr. Weber has served as our Senior Vice President, Chief People Officer since September 2019 (formerly Chief Human Resources Officer). He also serves in the same role at Hostess Brands, LLC. From October 2015 through September 2018, Mr. Weber served as Vice President of Human Resources for Sears Holding Company and from October 2018 through August 2019, he served as its Chief Human Resources Officer. Prior to his roles with Sears Holding Company, Mr. Weber worked for Groupon, Inc. as Senior Human Resources Director for North America from July 2013 through September 2014 and as Head of Global Talent Development from October 2014 through September 2015.

Each of our executive officers serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies, programs and practices for our named executive officers (“NEOs”), who are identified in the table below with the positions they held in 2021. For purposes of this CD&A, the “Committee” refers to the Talent and Compensation Committee of our Board of Directors.

Named Executive Officers

The Company’s business is led by our senior executive team, which is comprised of individuals who have significant industry experience and leadership. We believe that our management team’s expertise in managing brands and operating packaged food businesses enables us to position the Company for future growth. In May 2021, Daniel J. O’Leary joined the Hostess team as EVP, Chief Growth Officer, with a core focus on enabling Hostess’ growth in existing channels and defining strategies to enable new opportunities. In November 2021, Brian T. Purcell resigned as our Executive Vice President and Chief Financial Officer, and the Board appointed Michael J. Gernigin, the Company’s Senior Vice President and Corporate Controller, as the Company’s Senior Vice President, Chief Accounting Officer, and as Interim Chief Financial Officer to act as the Company’s principal financial officer until a permanent successor to Mr. Purcell is named. In connection with Mr. Purcell’s resignation, the Board determined that it was in the best interests of the Company and its stockholders to enter into a separation agreement with Mr. Purcell setting out the terms of his resignation. Pursuant to the separation agreement, the Company agreed to provide Mr. Purcell with a severance payment equal to his then current annual base salary of $425,000, payable over one year in bi-weekly installments in accordance with the Company’s normal payroll practice; prorated vesting of Mr. Purcell’s 2020 and 2021 performance share unit awards; and a maximum of twelve-months of COBRA reimbursement towards certain health benefit coverage and provision of outplacement services. In connection with his resignation, Mr. Purcell forfeited all other unvested equity and his 2021 short-term incentive plan opportunity.

Our NEOs for 2021 were as follows:

Named Executive Officer	Executive Officer Position
Andrew P. Callahan	President and Chief Executive Officer
Michael J. Gernigin (1)	SVP, Chief Accounting Officer and Interim Chief Financial Officer
Daniel J. O’Leary (2)	EVP, Chief Growth Officer
Jolyn J. Sebree	SVP, General Counsel and Secretary
Michael J. Cramer	EVP, Chief Administrative Officer and Assistant Secretary
Brian T. Purcell (3)	Former EVP, Chief Financial Officer

(1)	Effective November 9, 2021, the Board appointed Mr. Gernigin to serve as Chief Accounting Officer and Interim Chief Financial Officer.

(2)	Mr. O’Leary joined the Company as our Executive Vice President and Chief Growth Officer in May 2021.

(3)	Mr. Purcell served as our Executive Vice President and Chief Financial Officer until November 9, 2021, when he resigned.

Selected 2021 Business Highlights

We delivered record financial performance in 2021, which we believe is a testament to the power of our brands, our advantaged business model and our team’s ability to execute in a dynamic environment. Broad-based growth across multiple sales channels was driven by our continued execution, increased marketing investments and strong new product innovation. 2021 presented a challenging operating environment due to rising inflation, the continued impact of the COVID-19 pandemic and supply chain challenges.

We navigated the challenges well. We successfully overcame the inflationary pressures and maintained our margins through a combination of productivity initiatives and higher price realization. In addition, we continued sound financial discipline and continued our focus on our pandemic priorities of (1) keeping our employees, their families and the communities in which we operate safe, (2) serving our customers and consumers, and (3)  staying nimble and informed.

Executive Summary of 2021 Compensation

The Company’s 2021 short-term incentive plan (“STI Plan”) measures a combination of adjusted revenue, adjusted EBITDA, and strategic measures (where funding is contingent upon achievement of a threshold level of adjusted EBITDA). With the strong adjusted revenue and adjusted EBITDA growth achieved in 2021, the Company’s results exceeded target performance levels. As such, bonus payments to our NEOs were 155.52% of target.

In 2021, the Company continued its approach of providing annual equity grants to its NEOs. However, based on stockholder feedback, the 2021 awards were adjusted to better align with stockholder value creation and continue the focus on performance. The 2021 awards to the NEOs consisted of an intended equity mix of performance share units (“PSUs”) (50% weighting by intended grant value, up from 40% in the prior year) and RSUs (50% weighting by intended grant value, up from 30% in the prior year)(1). Non-qualified stock options were eliminated from the 2021 awards. The PSUs continue to measure the Company’s 3-year relative total stockholder return (“TSR”) against companies in the S&P 1500 Packaged Foods & Meats sector. This index reflects the industry dynamics in which the Company operates and assesses the ability of the management team to deliver stockholder value at or above market levels in order to earn target or greater payouts. The PSUs were modified in 2021 to require positive TSR for any payout above target and the percentile rank for maximum payout was increased from 75% to 80%. The RSUs vest ratably on an annual basis over a 3-year period and are intended to align the interests of the NEOs with those of stockholders and provide an incentive to grow the absolute stock price.

The Company continues to focus on a pay for performance culture, and this is reflected in the target pay mix for our NEOs, as well as the structure of our incentive programs. For 2021, 80% of the CEO’s target pay was at risk and over 50% required performance against explicit financial and stockholder objectives to achieve payouts. Our philosophy is to establish rigorous performance expectations, where exceeding the targeted net revenue and adjusted EBITDA goals, as achieved in 2021, will result in above target bonus payouts.

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented senior leaders that can drive business success and create stockholder value. Key aspects of the pay strategy are to:

•	Target an overall compensation level that is competitive in the market (the long-term intent is generally to pay NEO compensation approximating at or above market median for target pay);

•	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivered;

•	For senior executives, provide a significant focus on long-term performance achievement that is aligned with stockholder outcomes; and

•	Administer all compensation programs in a manner that is consistent and without bias.

The Committee reviews management pay on a total compensation basis with a stronger focus on pay for performance and creation of stockholder value for members of senior management.

(1)	Actual 2021 equity grant values will not fully reflect intended grant value as the Company made a supplemental RSU grant in 2021 to correct an administrative issue with the 2020 grants.

Performance-Based Compensation Mix

We have four elements of total compensation:

1.	Base salary

2.	Short-term incentives

3.	Long-term equity incentives

4.	Benefits (including retirement programs)

The charts below demonstrate our at-risk pay mix. Based on our targeted compensation (including target grant date value of equity awards(1) and target annual bonus amounts), 80% of Mr. Callahan’s annual compensation and an average of 63% of the annual compensation for the other NEOs(2) is at risk, with either direct performance hurdles required for delivering payouts or award value fluctuating based on stock price. The charts below also demonstrate the mix of performance-based compensation (PSUs and cash bonuses) and non-performance-based compensation (base salary and RSUs) of Mr. Callahan and our other NEOs for 2021. In 2021, 51% of the CEO’s target compensation is performance-based, as is 43% of target compensation for the other NEOs.

(1)

Target grant date value is the share price at grant times the target number of PSUs and RSUs. Note that these values differ from the Summary Compensation Table values as (a) the assessed grant date value of the PSUs differs based upon expected probability of achievement under FASB ASC Topic 718 at the time of the valuation and (b) supplemental RSUs were granted to the NEOs in 2021 (and reflected in the summary compensation table) to correct an administrative issue with the 2020 grants, which are not reflected in these charts.

(2)

Mr. Purcell’s target annual compensation is included in the other NEO’s total compensation mix, whereas values for salary and bonus in the Summary Compensation Table reflect actual values paid during his time in the role. Mr. Gernigin’s values are not included as he was not an NEO at the beginning of 2021 when target compensation awards were originally established (prior to role changes). Mr. O’Leary’s target RSU value does not include his new hire grant of 19,305 RSUs as those are not representative of his “target” ongoing compensation.

Engagement with Stockholders and Advisory Vote on Executive Compensation

We maintain ongoing contact with our stockholders. In 2021, we met directly with stockholders holding over 60% of our outstanding shares. Executive compensation was one of many topics discussed. In addition, the overall program design has been publicly disclosed to ensure that stockholders are aware of the approach being taken to motivate and reward our management team in a way that provides strong pay and performance alignment.

In our 2021 say-on-pay vote, approximately 96% of our voting stockholders voted to approve our compensation programs. In 2020, we received some feedback that our long-term incentive plan could be enhanced by having a greater emphasis on performance-based awards and ensuring that the PSU design encouraged absolute TSR growth. Accordingly, our 2021 long-term incentive grant structure was refined as outlined below. Based upon the strong level of stockholder support in 2021 and the positive feedback we received from our stockholder engagement, the Committee generally maintained the 2021 compensation program structure in 2022, though the Committee implemented one change to enhance stockholder value creation alignment by measuring Free Cash Flow (FCF) in our short-term incentive plan. Going forward, we will continue to engage with stockholders and incorporate feedback as appropriate.

2021 Pay Program Changes

Based on feedback from stockholders, the Committee made select changes to its 2021 equity grant program. Key refinements include:

•	Shifting NEO grants to be 50% intended grant value in PSUs and 50% intended grant value in RSUs(1) (vs. 40% PSUs, 30% RSUs and 30% non-qualified stock options in the prior design)

•	Requiring that the Company have positive 3-year TSR to receive PSU payout above the target level

•	Requiring 80th percentile positioning vs. peers to receive a maximum PSU payout (vs. 75th percentile in the prior design)

(1)	Actual 2021 equity grant values will not fully reflect intended grant value as the Company made a supplemental RSU grant in 2021 to correct an administrative issue with the 2020 grants.

Pay Program Design and Practices

The Committee oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. The Committee has incorporated the following leading governance features into our compensation program:

What We Do

✓   Review total compensation relative to median of a peer group of companies in similar business sectors, notably packaged foods and beverages, of comparable size and complexity

✓   Tie short-term incentives to achievement of multiple challenging financial and strategic metrics

✓   Use equity grants that require performance to earn rewards for half of long-term compensation, with PSUs tied to achievement of performance goals (relative TSR versus others in similar industries)

✓   Maintain robust stock ownership guidelines

✓   Use an independent compensation consultant retained directly by the Committee, in its sole discretion

✓   Annually assess potential risks relating to our compensation policies and practices

What We Don’t Do

×   Incentivize participants to take excessive risks

×   Allow margining, derivative, or speculative transactions, such as hedges, pledges and margin accounts

×   Provide excessive perquisites

×   Provide excise tax gross-ups upon termination with a change in control

×   Allow for repricing of stock options without stockholder approval

×   Provide “single-trigger” change-of-control cash payments or “single-trigger” change-of-control equity acceleration

2021 Compensation Program Overview

We provide a market-competitive mix of base salary, cash incentives and equity incentives with a pay for performance focus to align compensation with results for our stockholders. We review target total pay relative to market median and determine individual pay based on experience and performance and special circumstances as appropriate. The following table describes our 2021 pay program, including the purpose of each element.

ELEMENT	PURPOSE	DESCRIPTION	2021 OUTCOMES
BASE SALARY	Provides competitive level of base pay to attract, motivate and retain highly-qualified executives	Fixed cash payments made bi-weekly to NEOs	Targeted modest salary increases were made for 2021 consistent with the Committee’s review of market practice, except for increases in connection with role changes
SHORT-TERM INCENTIVES	Motivates and rewards executives for achievement of key financial results and strategic accomplishments that drive stockholder value	Short-term incentives based on performance against established targets for net revenue, adjusted EBITDA, and strategic metrics	2021 metrics exceeded target performance levels, resulting in a payout of 155.52% of target to NEOs
LONG-TERM INCENTIVES

Provides alignment with stockholders (through PSUs and RSUs)

Focuses executives on achieving TSR performance that exceeds comparable market firms (through PSUs)

Encourages direct appreciation in the share price (through PSUs and RSUs)

Enables a baseline level of retention (mainly through RSUs, which are only subject to time-based vesting)

Mix of intended grants is 50% PSUs and 50% RSUs. RSUs vest ratably over 3 years. PSUs cliff vest at the end of 3 years based on performance achievement, with a requirement that three-year absolute TSR must be positive as a condition to earning payouts above a target level

PSUs measure 3-year TSR versus the S&P 1500 Packaged Foods and Meats constituent companies

2021 TSR was 36.6%, which was above the 90th percentile of the PSU peer group; however, the period of measurement for this component of 2021 compensation will not be finalized until the full performance period is completed (December 31, 2023). PSUs granted in 2019 vested at maximum (200%) on December 31, 2021 based on 3-year TSR of nearly 72%, which was the 84th percentile of the peer group. The 2018 PSUs granted to the CEO upon his hire had a 0% payout as the relative TSR rank was below the threshold level.
RETIREMENT PROGRAMS	Aligns with market-prevalent retirement programs Focuses executives on accumulating savings	401(k) program with Company match for eligible employees

Peer Group and Benchmarking

For 2021 benchmarking, the Committee reviewed executive compensation at a peer group of firms in similar business sectors, notably packaged foods and beverages. As a firm with historically strong profit margins relative to others in the sector, we focused on adjusted EBITDA as the primary selection criteria, though we also considered factors such as revenue, assets, and market capitalization as additional considerations in selecting peer firms. The peers are reviewed and selected annually by the Committee based on a number of factors. Our 2021 peer group is comprised of the 13 companies listed below and is unchanged from 2020. The pay levels and award practices of these firms were considered as inputs when establishing compensation programs for our NEOs in 2021.

B&G Foods Inc.

The Boston Beer Company, Inc.

Cal-Maine Foods Inc.

Calavo Growers Inc.

Farmer Bros. Co.

Flowers Foods Inc.

The Hain Celestial Group, Inc.

J&J Snack Foods Corp.

John B Sanfilippo & Son, Inc.

Lancaster Colony Corp.

National Beverage Corp.

The Simply Good Foods Company

Tootsie Roll Industries Inc.

For 2022 benchmarking, the Committee did not make any changes to the peer group.

Base Salary

We target market median base salary positioning. However, additional factors such as prior compensation levels, contributions to Company results, specific competitive needs and experience may also be considered in establishing salary levels. Each year, the Committee conducts a review of compensation practices and competitive positioning of executives against our benchmark peers with the assistance of its consultant, Mercer. For 2021, as a result of this review, the Committee made limited adjustments to executive salaries as reflected in the table below, except in the case of Mr. Gernigin and Mr. Purcell. Mr. Gernigin received a limited adjustment in early 2021 and a more material salary adjustment upon his assumption of the position of interim CFO in late 2021. Mr. Purcell received a targeted adjustment in early 2021 to position his salary closer to the market median.

NEO	2021 Base Salary (1)	2020 Base Salary	% Change
Andrew P. Callahan	$875,000	$850,000	2.9%
Michael J. Gernigin	315,000	261,000	20.7%
Daniel J. O’Leary	465,000	-	-
Jolyn J. Sebree	386,000	378,200	2.1%
Michael J. Cramer	380,000	372,700	2.0%
Brian T. Purcell	425,000	402,400	5.6%

(1)	Represents annual salary

Short-Term Incentive Plan

We established the STI Plan with the intent to focus our senior leadership on driving business results that will lead to stockholder value creation. No incentive is payable in the event that threshold adjusted EBITDA performance levels are not achieved. We set goals across three key metrics which we believe support stockholder value growth. Metrics and weighting in the 2021 plan include:

Metric	Weighting	Considerations
Adjusted EBITDA(1)	40%

•   Requires both topline growth as well as efficiency and cost control to deliver strong results

•   Is a strong driver of stockholder value creation in the packaged foods and beverages sector

•   Threshold Adjusted EBITDA performance level is required to fund any bonus across all three metrics

Adjusted Net Revenue	40%	• Focuses the management team on delivering topline growth
Strategic Metrics	20%	• Provides a focus on key initiatives to position us for growth and stockholder value delivery

(1)	For purposes of the STI Plan, adjusted EBITDA is measured prior to giving effect to the cost of STI Plan payments and third party bonus payments.

Upon attainment of threshold adjusted EBITDA (93%), which was achieved in 2021, we pay based on achievement of each individual metric. Target achievement for all three metrics results in 100% of the target payout. For adjusted net revenue, performance below 93% of the target achievement level represents 0% funding for that particular metric. At 93% achievement of adjusted net revenue and/or adjusted EBITDA, bonus payouts are 40% of target for each metric, with gradually increasing payouts for performance between threshold and the 100% target achievement and payout levels. For each percentage point of performance above the targeted achievement by metric, payouts would be 10% above the target level (i.e., maximum payouts on the adjusted EBITDA and adjusted net revenue metrics are 200% for 110% of target goal achievement). The maximum potential bonus is 190% of target for maximum achievement on all three metrics, as payouts on Strategic Metrics cannot exceed 150%.

Target bonus opportunities for the NEOs under the STI Plan were set in the first quarter of 2021 by the Committee based on comparisons to market practices and with consideration of factors such as experience, prior opportunity levels, and expected impact to the business. The target levels of performance were determined based on the Company’s Annual Operating Plan. For 2021, the NEOs maintained a consistent target bonus percentage opportunity relative to 2020, with the exception of Mr. Gernigin who received an increase of 10% of base salary upon his move to the interim CFO role. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. 2021 Target STI Plan opportunities for our NEOs are detailed below:

		Base Salary	STI Target Opportunity
Name	Title		% of Salary	Value at Target
Andrew P. Callahan	President and Chief Executive Officer	$875,000	110%	$962,500
Michael J. Gernigin	SVP, Chief Accounting Officer and Interim Chief Financial Officer	315,000	60%	189,000
Daniel J. O’Leary	EVP, Chief Growth Officer	465,000	75%	348,750
Jolyn J. Sebree	SVP, General Counsel	386,000	60%	231,600
Michael J. Cramer	EVP, Chief Administrative Officer	380,000	50%	190,000
Brian T. Purcell	EVP, Chief Financial Officer	425,000	75%	(1)

(1)	Mr. Purcell resigned in 2021 and was, therefore, not eligible to receive a bonus for 2021.

2021 Financial Results and Funding.    As set out in the table below, 2021 financial performance resulted in above target payouts to NEOs under the STI Plan. The Company exceeded both its net revenue and adjusted EBITDA targets, resulting in a payout of 155.52% of target for the NEOs.

Determining Awards for Strategic Objective Achievement.    In 2021, strategic objectives were established to assess performance of our NEOs in various categories. The strategic objectives assess measurable accomplishments that accelerate achievement of our long-term strategy. In determining individual payouts for the strategic objective achievement for our NEOs, the Committee considered the accomplishments for each individual, as well as the recommendations of the Company’s CEO (for others beside the CEO himself). For the NEOs (other than Mr. Purcell who resigned in 2021 and was not eligible for a bonus), the strategic objective payout was approved at 150%. Our 2021 strategic objectives included a mix of financial and operational objectives, including innovation performance, ESG, compliance and diversity, equity, inclusion and belonging initiatives.

Financial Performance Metric(1)	Weight	Target Results (in millions)	Actual Results[1] (in millions)	% of Metric Achieved by NEOs	Payout Achieved by NEOs(2)
2021 Adjusted Net Revenue	40%	$1,067.4	$1,142.0	170%	68.0%
2021 Adjusted EBITDA	40%	265.0	268.8	144%	57.52%
2021 Strategic Metrics	20%	N/A		150%	30.0%
TOTAL	100%				155.52%

(1)

Financial results for the year ended December 31, 2021 include certain non-GAAP financial measures. For a complete presentation of our financial results for the years ended December 31, 2021 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results

of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.

(2)	Mr. Purcell resigned in 2021 and was, therefore, not eligible to receive a bonus for 2021.

Long-Term Incentives (LTI)

We grant equity-based awards to our NEOs and key employees under the Hostess Brands, Inc. 2016 Equity Incentive Plan (“2016 Equity Plan”) to further align the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and our Class A common stock. The 2016 Equity Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel through the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and/or other stock-based awards consistent with the terms of the 2016 Equity Plan.

2021 LTI Grant Overview: In 2021, we continued with the annual grant approach first adopted in 2019. We moved to an annual grant approach in 2019 to align with typical market practices and to provide an ongoing incentive and retention focus for our management team. However, based on stockholder feedback, we changed the 2021 grant approach to continue our focus on performance-based awards and provide better alignment with stockholder outcomes by (1) modifying our equity mix to 50% PSUs and 50% RSUs by intended grant value(1) (eliminated non-qualified stock options), (2) requiring positive TSR for any payout above target for PSUs, and (3) requiring 80th percentile positioning vs. peers to receive a maximum PSU payout (vs. 75th percentile in the prior design). PSUs measure the Company’s 3-year relative TSR versus companies in the S&P 1500 Packaged Foods & Meats sector. These PSUs provide a direct focus on exceeding performance of a broader group of relevant competitors than our peer group used for compensation benchmarking purposes. The Committee believes that TSR continues to remain an effective indicator of long-term performance and aligns the interests of our NEOs with our stockholders.

2021 PSU Design Overview

Performance Periods
3-Year TSR	January 1, 2021 – December 31, 2023

The table below sets forth the applicable TSR targets and payout percentages for the 2021 PSU awards:

Minimum TSR Rank	Payout	Target TSR Rank	Payout	Maximum TSR Rank	Payout
35th Percentile	0%	50th Percentile	100%	80th Percentile	200%

A TSR ranking at or below the 35th percentile results in no payout, and payouts are interpolated between the performance levels noted in the table above.

Performance and Payouts for PSU Cycles Ending in 2021: The Company had two PSU performance cycles that ended in 2021. In connection with his hire, Mr. Callahan received PSUs that measured relative TSR results over 2- and 3-year performance periods from the grant date in May 2018. For each of these cycles, the relative TSR results were below the threshold performance level and no shares were earned. The performance cycle for PSUs granted to all of the NEOs covering January 2019 through December 2021 ended with absolute TSR of approximately 72%, which placed the Company at nearly the 85th percentile of peers and resulted in shares being earned at 200% of target.

(1)	Actual 2021 equity grant values will not fully reflect intended grant value as the Company made a supplemental RSU grant in 2021 to correct an administrative issue with the 2020 grants.

RSU Grants

In addition to PSUs, our NEOs received grants of RSUs in 2021 equal to 50% of the intended target award value.

RSUs provide a performance incentive given that they are able to deliver more value with share price increases (and vice versa), though they vest pro-rata annually over a 3-year period. Target share awards granted in 2021 to our NEOs and the intended fair value of such awards (assuming performance at target level) are detailed below. Note, these values differ from the Summary Compensation Table, where the disclosed values represent the grant date fair value and probability adjustment (for PSUs) under GAAP, as well other differences as referenced in the notes to the table.

NEO	PSUs (1)	PSU Intended Value	RSUs (2)	RSU Intended Value	Total Shares	Total Value
Andrew P. Callahan	94,737	$1,350,000	94,737	$1,350,000	189,474	$2,700,000
Michael J. Gernigin (3)	8,722	125,000	8,722	125,000	17,444	250,000
Daniel J, O’Leary (3)	12,870	200,000	12,870	200,000	25,740	400,000
Jolyn J. Sebree	14,035	200,000	14,035	200,000	28,070	400,000
Michael J, Cramer	10,526	150,000	10,526	150,000	21,052	300,000
Brian T. Purcell (4)	28,070	400,000	28,070	400,000	56,140	800,000

(1)

Assumes target achievement. Depending upon actual performance during the performance period, the NEO may receive amounts less than or in excess of target value, up to a maximum of 200% of the target number of shares.

(2)

Reflects the number of RSUs based on intended value. The number of RSUs actually awarded in 2021 was approximately 17% greater than the intended value, as supplemental RSUs were granted in 2021 to all NEO, other than Mr. O’Leary, to correct an administrative issue in the prior year that resulted in the 2020 LTI grants being lower than intended.

(3)

Mr. Gernigin also received an award of 5,371 RSUs in connection with his appointment to interim Chief Financial Officer with an Intended Value of $100,000. Mr. O’Leary also received an award of 19,305 RSUs in connection with his hiring as Chief Growth Officer in May 2021 with an Intended Value of $300,000.

(4)	Mr. Purcell’s awards as shown represent the full target opportunity, though actual awards earned were significantly less due to his resignation in November 2021.

The awards described above include “double-trigger” vesting in the event of a change in control of the Company. Therefore, the awards will not vest upon a change in control, unless they are not assumed or substituted by a successor or acquirer. In the event of assumption or substitution, the awards will vest if, within 12 months following the change in control and prior to the applicable vesting date, the NEO’s employment is terminated by the Company and its subsidiaries without cause or the NEO terminates his employment for good reason. In the case of all PSUs granted in 2019, 2020 and 2021, the target number of shares subject to the award would vest. In addition, if an NEO’s employment is terminated by us for any reason other than for cause or by the NEO without good reason (in each case, as described under “Executive Compensation —Severance Arrangements”), the PSUs granted to such NEO will vest based on achievement of the performance criteria through the termination date, on a pro-rated basis.

Stock Ownership Guidelines

We adopted stock ownership guidelines (the “Stock Ownership Guidelines”) in 2017 to align the interests of executives with the interests of stockholders and promote our commitment to sound corporate governance. In

2019, we reviewed our ownership guidelines relative to typical market practices and updated the guideline policies to increase the ownership levels for all NEOs by 1x salary.

Determination of Guidelines

The Stock Ownership Guidelines are determined as a multiple of an NEO’s base salary or a non-management director’s annual cash retainer and are then converted to a fixed number of shares. In calculating the applicable number of shares as of a given date, the stock price to be used shall be the average stock price over the twenty trading days prior to such date. The individual guidelines as updated in 2019 for each covered person listed below (“Covered Person”) are as follows:

•	Chief Executive Officer—6x annual base salary;

•	Other Executive Officers—2x annual base salary; and

•	Non-Management Directors—5x annual cash retainer fee.

Compliance with Guidelines

Covered Persons are required to achieve their Stock Ownership Guideline within five years of becoming subject to the Stock Ownership Guidelines or 5 years from amendment that increases the Stock Ownership Guidelines. If a Covered Person’s Stock Ownership Guideline increases because of a change in title or increase in salary, such Covered Person will have the longer of the initial five-year period or, in the case of a change in title, four years and, in the case of an increase in salary, one year, from the date of the change to meet the increased guideline. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Stock Ownership Guidelines.

The Committee reviews each Covered Person’s compliance (or progress towards compliance) with these Stock Ownership Guidelines annually. In its sole discretion, the Committee may impose such conditions, restrictions or limitations on any Covered Person as it determines to be necessary or appropriate in order to achieve compliance with these Stock Ownership Guidelines.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our directors, our employees and others acting on our behalf may not engage in short sales of our securities and may not buy or sell puts, calls or other derivative securities or otherwise engage in hedging transactions with respect to our securities. They also may not hold our securities in a margin account or, without the prior written consent of our Board of Directors or the Audit Committee, otherwise pledge our securities as collateral for any loan.

Risk Assessment

We and the Committee have reviewed our compensation programs and have found that neither we nor the Committee believes that the programs create an incentive to take risks that would be materially adverse to stockholders.

Clawback

In April 2022, the Committee approved the Compensation Clawback Policy (the “Clawback Policy”) to enhance our corporate governance practices. The Clawback Policy applies to any employee of the Company or any of its subsidiaries. In the event of a financial restatement caused by the Company’s material noncompliance with applicable financial reporting requirements, the Committee will investigate any possible misconduct by employee(s) that contributed to the financial restatement and all incentive-based compensation (cash bonuses and performance-based equity awards) for the preceding three fiscal years. The Committee, in its sole discretion and to the extent permitted by applicable law, may require that an employee repay the difference between the amount of his or her incentive-based compensation that would have been paid based on proper reporting of the financial results and the amounts actually received by the employee.

Retirement and Employee Benefit Plans

NEOs are entitled to the same benefits generally available to all full-time employees, including the 401(k) plan and health care, life insurance and other welfare benefit programs. In designing these benefits, we seek to provide an overall level of benefits that is competitive with those offered by similar companies in the markets in which we operate. We believe that these employee benefits are necessary to enable us to compete more successfully for qualified executive talent.

Impact of Accounting

As a general matter, the Committee considers the various accounting implications of the compensation vehicles we employ. When determining amounts of long-term incentive grants to NEOs and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of NQSOs, RSUs and PSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued determined in accordance with FASB ASC Topic 718. For RSUs, the expense is generally based on the fair value of the underlying stock on the date of grant multiplied by the number of units granted amortized over the vesting period. The valuation of PSUs that measure relative TSR incorporates a Monte Carlo simulation to assess the probability of TSR achievement and the awards are then expensed proportionally over the respective performance period. For stock options, the expense is generally based on the fair value of the option on the date of grant, calculated using a Black Scholes pricing model, multiplied by the number of options granted amortized over the vesting period.

Role of the Committee and the Chief Executive Officer

The Committee is composed solely of independent members of our Board of Directors. The Committee reviews and approves the base salaries, annual incentive bonus programs, long-term incentive compensation and other incentive and executive benefit plans of our NEOs. The Committee, in consultation with its independent compensation consultant, analyzes the reasonableness of our NEOs’ compensation, in part by reviewing compensation data from comparable companies and from relevant other industry sources.

Decisions regarding compensation of the Chief Executive Officer are made solely by the Committee based on its deliberations with input from its independent compensation consultant. Decisions regarding other NEOs are made by the Committee after considering recommendations from the Chief Executive Officer as appropriate, as well as input from the Committee’s independent compensation consultant. Our Chief Executive Officer, and, as appropriate, General Counsel, Chief Administrative Officer, and Chief Human Resources Officer may attend the portion of the Committee’s meetings where the individual performance of each NEO is discussed. Only Committee members may vote on compensation decisions regarding the NEOs.

The Committee meets in executive session at most meetings, with its independent compensation consultant in attendance as appropriate.

Role of Independent Compensation Consultant

The Committee retained Mercer as its independent compensation consultant to advise on the compensation for our NEOs in 2021. The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design. During 2021, as part of its engagement with the Committee, the independent compensation consultant:

•	advised on the selection of a peer group of companies for NEO compensation comparison purposes;

•	provided guidance on industry best practices and emerging trends and developments in NEO compensation;

•	analyzed peer company proxy and other survey data as appropriate; and

•

advised on determining the total compensation of each of our NEOs and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, and (3) the structure and target amount of long-term incentive awards.

The Committee retained its independent compensation consultant directly, although in carrying out assignments, the consultant also interacted with our management team to the extent necessary and appropriate. Based on a review of the SEC’s six factor assessment of compensation consultant independence, the Committee does not believe the independent compensation consultants’ work has raised any conflict of interest. The Committee has the sole authority to select, retain, and terminate the independent compensation consultant.

COMPENSATION COMMITTEE REPORT

Our Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Committee recommended to our Board of Directors, and our Board of Directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Laurence Bodner, Chairperson

Gretchen R. Crist

Ioannis Skoufalos

The information contained in the “Compensation Committee Report” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2021, our Talent and Compensation Committee was comprised of Laurence Bodner, Gretchen R. Crist, and Ioannis Skoufalos. None of the individuals who served on the Talent and Compensation Committee during 2021 or who currently serve on such committee had or have any contractual or other relationships with us except as directors, nor have any of these individuals ever been an officer or employee of our Company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Talent and Compensation Committee.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation of our NEOs for 2021, 2020, and 2019.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

Andrew P. Callahan President & Chief Executive Officer	2021	$869,231	-		$3,018,826	-	$1,496,880	$11,546	$5,396,483
	2020	871,154	-		2,097,129	$570,105	1,128,777	11,505	4,678,670
	2019	825,000	-		2,267,355	800,457	598,950	38,938	4,530,700

Michael J. Gernigin SVP, Chief Accounting Officer & Interim CFO (6)	2021	266,818	-		379,159	-	293,933	9,646	949,556

Daniel J. O’Leary EVP & CGO (7)	2021	295,096	80,000	(7)	741,891	-	349,201	6,376	1,472,564

Jolyn J. Sebree SVP, GC & Secretary	2021	384,200	-		447,231	-	360,184	10,706	1,202,321
	2020	388,500	-		310,687	84,460	273,949	10,434	1,068,030
	2019	364,846	-		335,910	118,588	168,264	10,070	997,678

Michael J. Cramer EVP, Chief Admin Officer	2021	378,315	-		335,423	-	295,488	12,940	1,022,166
	2020	384,496	-		233,013	63,343	224,971	13,103	918,927
	2019	363,877	-		251,926	88,938	139,536	12,640	856,917

Brian T. Purcell Former EVP & CFO (8)	2021	365,842	-		890,327	-	-	449,199	1,705,368
	2020	393,692	-		829,380	158,364	364,348	164,707	1,910,491

(1)	Reflects total cash salary paid to each NEO during each calendar year. The 2020 fiscal year had one extra pay period.

(2)

For 2021, reflects the grant date fair value of RSUs (i) awarded to each of Mr. Callahan, Mr. Gernigin, Ms. Sebree and Mr. Purcell on January 15, 2021, (ii) awarded to Mr. O’Leary on June 6, 2021, and (iii) awarded to Mr. Gernigin on November 8, 2021. Also reflects shares underlying PSUs awarded to the NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU granted during the year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The value of such PSUs as of the respective grant dates, assuming the achievement of the performance conditions at the maximum level for the three-year performance period is as follows:

NEO	Maximum Value
Andrew P. Callahan	$2,603,373
Michael J. Gernigin	241,055
Daniel J. O’Leary	423,938
Jolyn J. Sebree	385,682
Michael J. Cramer	289,254
Brian T. Purcell	771,364

For 2020, reflects the grant date fair value of RSUs awarded to each of Mr. Callahan, Ms. Sebree, Mr. Cramer and Mr. Purcell on January 21, 2020. Also reflects shares underlying PSUs awarded to such

NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU granted during the year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The value of such PSUs as of the grant date (January 21, 2020), assuming the achievement of the performance conditions at the maximum level for the three-year performance period is as follows:

NEO	Maximum Value
Andrew P. Callahan	$2,144,575
Jolyn J. Sebree	317,726
Michael J. Cramer	238,274
Brian T. Purcell	595,726

For 2019, reflects the grant date fair value of RSUs awarded to each of Mr. Callahan, Ms. Sebree, and Mr. Cramer on January 11, 2019. Also reflects shares underlying PSUs awarded to such NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each RSU or PSU granted during the year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The value of such PSUs as of the grant date (January 11, 2019), assuming the achievement of the performance conditions at the maximum level for the three-year performance period is as follows:

NEO	Maximum Value
Andrew P. Callahan	$2,230,752
Jolyn J. Sebree	330,489
Michael J. Cramer	247,861

(3)	For 2021, no options were granted.

For 2020, reflects the grant date fair value of NQSOs awarded to each of Mr. Callahan, Ms. Sebree, Mr. Cramer, and Mr. Purcell on January 21, 2020. The grant date fair value of such NQSOs was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such valuation are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

For 2019, reflects the grant date fair value of NQSOs awarded to each of Mr. Callahan, Ms. Sebree, and Mr. Cramer on January 11, 2019. The grant date fair value of such NQSOs was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such valuation are described in “Note 4—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(4)	All such amounts were paid pursuant to the terms of the STI Plan.

(5)

For 2021, All Other Compensation is comprised of the following (as applicable): relocation benefits, vacation payout, matching contributions under the Company’s 401(k) plan, which is a tax-qualified defined contribution plan, life insurance premiums, cell phone allowance, incentive payments to encourage our NEOs to undergo annual physical examinations and severance payments. The following table summarizes “All Other Compensation” provided to the NEOs during the year ended December 31, 2021:

	Vacation Payout	401(k) Match	Life Insurance Premiums	Cell Phone Allowance	Physical Incentive Payment	Severance Payments	Total
Andrew P. Callahan	$-	$8,700	$1,806	$1,040	$-	$-	$11,546
Michael Gernigin	-	8,036	420	1,040	150	-	9,646
Daniel O’Leary	-	5,377	339	660	-	-	6,376
Jolyn J. Sebree	-	8,700	966	1,040	-	-	10,706
Michael J. Cramer	-	8,700	3,200	1,040	-	-	12,940
Brian T. Purcell	11,442	8,041	533	906	-	428,277	449,199

For 2020, All Other Compensation is comprised of the following (as applicable): relocation benefits; vacation payout; matching contributions under the Company’s 401(k) plan, which is a tax-qualified defined contribution plan; life insurance premiums; and cell phone allowance and incentive payments, to encourage our NEOs to undergo annual physical examinations.

For 2019, All Other Compensation is comprised of the following (as applicable): taxable expenses related to short-term commuting; matching contributions under the Company’s 401(k) plan, which is a tax-qualified defined contribution plan; life insurance premiums; and cell phone allowance and incentive payments, to encourage our NEOs to undergo annual physical examinations.

(6)	Mr. Gernigin became our Senior Vice President, Chief Accounting Officer & Interim Chief Financial Officer on November 9, 2021.

(7)	Mr. O’Leary became our Executive Vice President and Chief Growth Officer in May 2021. In connection with his appointment, the Company paid Mr. O’Leary an $80,000 sign-on bonus.

(8)

Mr. Purcell became an Executive Vice President and Chief Financial Officer on January 6, 2020 and resigned on November 9, 2021. In connection with his resignation, the Board determined that it was in the best interests of the Company and its stockholders to enter into a separation agreement with Mr. Purcell setting out the terms of his resignation. Pursuant to the separation agreement, the Company agreed to provide Mr. Purcell with a severance payment equal to his then current annual base salary of $425,000, payable over one year in bi-weekly installments in accordance with the Company’s normal payroll practice; prorated vesting of Mr. Purcell’s 2020 and 2021 performance share unit awards; and a maximum of twelve-months of COBRA reimbursement towards certain health benefit coverage and provision of outplacement services. In connection with his resignation, Mr. Purcell forfeited all other unvested equity and his 2021 STI Plan opportunity.

The following table provides information regarding the cash bonus opportunity for each NEO under the 2021 STI Plan and equity grants under the 2016 Equity Plan made to any NEO during 2021 and does not reflect amounts actually paid.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Thres hold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

Andrew P. Callahan	2/12/2021	(1)	385,000	962,500	1,828,750
	1/15/2021	(2)				0	94,737	189,474				1,494,002
	1/15/2021	(3)							94,737			1,301,686
	1/15/2021	(4)							16,240			223,138

Michael J. Gernigin	2/12/2021	(1)	52,200	130,500	247,950
	1/15/2021	(2)				0	8,722	17,544				138,334
	1/15/2021	(3)							8,772			120,528
	1/15/2021	(4)							1,504			20,665
	11/8/2021	(5)	23,400	58,500	111,150
	11/8/2021	(5)							5,371			99,632

Daniel J. O’Leary	5/10/2021	(6)	89,815	224,538	426,622
	6/2/2021	(6)				0	12,870	25,740				211,969
	6/2/2021	(6)							12,870			211,969
	6/2/2021	(6)							19,305			317,953

Jolyn J. Sebree	2/12/2021	(1)	92,640	231,600	440,040
	1/15/2021	(2)				0	14,035	28,070				221,332
	1/15/2021	(3)							14,035			192,841
	1/15/2021	(4)							2,406			33,058

Michael J. Cramer	2/12/2021	(1)	76,000	190,000	361,000
	1/15/2021	(2)				0	10,526	21,052				165,995
	1/15/2021	(3)							10,526			144,627
	1/15/2021	(4)							1,805			24,801

Brian T. Purcell (7)	2/12/2021	(1)	127,500	318,750	605,625
	1/15/2021	(2)				0	28,070	56,140				442,664
	1/15/2021	(3)							28,070			385,682
	1/15/2021	(4)							4,511			61,981

(1)

Consists of the cash bonus opportunities for 2021 payable pursuant to the terms of the 2021 STI Plan. See “Compensation Discussion and Analysis” for a description of the 2021 STI Plan and “Summary Compensation Table” above.

(2)

Consists of an award of PSUs granted on January 15, 2021. The PSUs are subject to vesting on December 31, 2023, based on the Company’s TSR achievement for the performance period beginning on January 1, 2021 and ending on December 31, 2023, subject to the Committee’s certification following the performance period of the extent to which the performance goal has been satisfied, assuming continued employment through the vesting date. Such PSUs contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of an 80th percentile TSR ranking; provided TSR is positive over the three-year performance period. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares reported in the table above for performance at threshold, target and maximum levels assume achievement of the applicable performance goal at threshold, target and maximum levels, respectively, for the performance period. The grant date fair value reported above is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date, computed in accordance with FASB ASC Topic 718.

(3)

Consists of RSUs granted on January 15, 2021. The shares underlying such RSUs are scheduled to vest in equal or nearly equal installments on each of January 15, 2022, 2023 and 2024, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above is based upon the closing stock price on the date of grant ($13.74).

(4)

Consists of additional RSUs granted on January 15, 2021, to rectify an administrative issue in the grants received on January 21, 2020, where the grant value received was lower than the intended value thereof. The shares underlying such RSUs are scheduled to vest in equal or nearly equal installments on each of January 15, 2022 and 2023, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above is based upon the closing stock price on the date of grant ($13.74).

(5)

Mr. Gernigin became a Senior Vice President, Chief Accounting Officer & Interim Chief Financial Officer on November 9, 2021, and in connection therewith received (i) an additional cash bonus opportunity for 2021 pursuant to the terms of the 2021 STI, and (ii) an additional grant of RSUs, with the underlying shares scheduled to vest in equal or nearly equal installments on each of November 8, 2022, 2023 and 2024, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above for Mr. Gernigin’s November 8, 2021 RSU grant is based upon the closing stock price on the date of grant ($18.55).

(6)

Mr. O’Leary became an Executive Vice President and Chief Growth Officer in May 2021, and in connection therewith received (i) a cash bonus opportunity for 2021 pursuant to the terms of the 2021 STI (pro-rated based on his start date) and (ii) an award of 12,870 PSUs on the same terms as the PSUs awarded to the other NEOs on January 15, 2021 as described above in Note 2, (iii) a grant of 12,870 RSUs, with the underlying shares scheduled to vest in equal or nearly equal installments on each of June 2, 2022, 2023 or 2024, in each case assuming continued employment through the applicable vesting date, and (iv) a grant of 19,305 RSUs, with the underlying shares scheduled to vest in equal or nearly equal installments on each of June 2, 2022 and 2023. The grant date fair value reported above for Mr. O’Leary’s RSU grants is based upon the closing stock price on the date of grant ($16.47).

(7)	Mr. Purcell resigned from the Company on November 9, 2021. See “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)

Andrew P. Callahan	155,856	51,952 (2)		13.99	07/31/2028
	145,802	72,902 (3)		11.35	01/10/2029
	47,038	94,077 (4)		13.90	01/20/2030
						24,568(5)	501,679
						38,572 (6)	787,640
						94,737 (7)	1,934,530
						16,240 (8)	331,621
								(9)	(9)
								(10)	(10)

Michael J. Gernigin	13,248			15.78	03/22/2027
	13,000			15.98	05/31/2027
		6,750 (3)		11.35	01/10/2029
		8,711 (4)		13.90	01/20/2030
						2,275 (5)	46,456
						3,572 (6)	72,940
						8,772 (7)	179,124
						1,504 (8)	30,712
						5,371 (11)	109,676
								(9)	(9)
								(10)	(10)

Daniel J. O’Leary						12,870 (12)	262,806
						19,305 (13)	394,208
								(10)	(10)

Jolyn J. Sebree	30,623			15.78	3/22/2027
	21,600	10,801(3)		11.35	01/10/2029
	6,968	13,938 (4)		13.90	01/20/2030
						3,640 (5)	74,329
						5,714 (6)	116,680
						14,035 (7)	286,595
						2,406 (8)	49,131
								(9)	(9)
								(10)	(10)
Michael J. Cramer	48,121			15.78	3/22/2027
	16,200	8,100 (3)		11.35	01/10/2029
	5,226	10,453 (4)		13.90	01/20/2030
						2,730 (5)	55,747
						4,286 (6)	87,520
						10,526 (7)	214,941
						1,805 (8)	36,858
								(9)	(9)
								(10)	(10)

Brian T. Purcell (14)	13,066

(1)	Market value was calculated based upon the closing price of the Company’s shares of Class A common stock of $20.42 on December 31, 2021.

(2)

Consists of NQSOs awarded on August 1, 2018 in connection with Mr. Callahan’s employment. Such options are subject to vesting in equal or nearly equal installments on each of May 7, 2019, 2020, 2021, and 2022, assuming continued employment through the applicable vesting date.

(3)

Consists of NQSOs awarded to each of our NEOs on January 11, 2019. Such options are subject to vesting in equal or nearly equal installments on each of January 11, 2020, 2021 and 2022, assuming continued employment through the applicable vesting date.

(4)

Consists of NQSOs awarded to each of our NEOs on January 21, 2020. Such options are subject to vesting in equal or nearly equal installments on each of January 21, 2021, 2022, and 2023, assuming continued employment though the applicable vesting date.

(5)

Consists of a grant of RSUs awarded to each of our NEOs on January 11, 2019. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 11, 2020, 2021 and 2022, assuming continued employment through the applicable vesting date.

(6)

Consists of a grant of RSUs awarded to each of our NEOs on January 21, 2020. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 21, 2021, 2022, and 2023, assuming continued employment through the applicable vesting date.

(7)

Consists of a grant of RSUs awarded to each of our NEOs on January 15, 2021. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 15, 2022, 2023, and 2024, assuming continued employment through the applicable vesting date.

(8)

Consists of a grant of RSUs awarded to each of our NEOs on January 15, 2021, to rectify an administrative issue in the grant received January 21, 2020, where the grant value originally received was lower than the intended value thereof. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of January 15, 2022 and 2023, assuming continued employment through the applicable vesting date.

(9)

The PSUs awarded to each of our NEOs on January 21, 2020 measure performance based upon TSR achievement for the performance period beginning on January 1, 2020 and ending on December 31, 2022. Such performance share units contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of a 75th percentile TSR ranking. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares that would be earned by each NEO if performance was achieved at the target level is as follows: for Mr. Callahan, 77,143; for Mr. Gernigin, 7,143; for Ms. Sebree, 11,429; and for Mr. Cramer, 8,571.

(10)

The PSUs awarded to each of our NEOs on January 21, 2021 (other than Mr. O’Leary who received his on June 2, 2021) measure performance based upon TSR achievement for the performance period beginning on January 1, 2021 and ending on December 31, 2023. Such performance share units contain a performance threshold of a 35th percentile TSR ranking, a performance target of a 50th percentile TSR ranking and a maximum performance level of an 80th percentile TSR ranking, provided TSR is positive over the three-year performance period. The number of shares for which the performance-based criteria applicable to such units would be achieved in connection with performance at a level between the 35th percentile and 50th percentile is determined by linear interpolation with performance at the 35th percentile resulting in zero shares earned and performance at the 50th percentile resulting in 100% of the target number of shares earned. The number of shares that would be earned by each NEO if performance was achieved at the target level is as follows: for Mr. Callahan, 94,737; for Mr. Gernigin, 8,772; for Mr. O’Leary, 12,870; for Ms. Sebree, 14,035; and for Mr. Cramer, 10,526.

(11)	Consists of a grant of RSUs awarded to on November 8, 2021 in connection with Mr. Gernigin’s promotion to his current position. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of November 8, 2022, 2023, and 2024, assuming continued employment through the applicable vesting date.

(12)

Consists of a grant of RSUs awarded on June 2, 2021 in connection with Mr. O’Leary’s employment. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of June 2, 2022, 2023, and 2024, assuming continued employment through the applicable vesting date.

(13)

Consists of a grant of RSUs awarded on June 2, 2021, in connection with Mr. O’Leary’s employment. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of June 2, 2022 and 2023, assuming continued employment through the applicable vesting date.

(14)	Mr. Purcell resigned from the Company on November 9, 2021. See “Option Exercises and Stock Vested” and “Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested

During 2021, the NEOs had option exercises and stock vestings as set forth in the table below.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Andrew P. Callahan (1) (2) (3) (4)			262,519	$4,985,539
Michael J. Gernigin (2) (3) (4) (5)	11,105	$37,027	22,258	429,449
Daniel J. O’Leary			-	-
Jolyn J. Sebree (2) (3) (4)			35,615	687,157
Michael J. Cramer (2) (3) (4)			26,711	515,361
Brian T. Purcell (2) (3) (5)			53,861	956,460

(1)

Includes the portion of shares underlying RSUs granted on August 1, 2018 and vesting on May 7, 2021. The market value as of May 7, 2021 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $15.70 on such vesting date.

(2)

Includes a portion of shares underlying RSUs granted on January 11, 2019 and vesting on January 11, 2021. The market value as of January 11, 2021 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $14.45 on such vesting date.

(3)

Includes a portion of shares underlying RSUs granted on January 21, 2020 and vesting on January 21, 2021. The market value as of January 21, 2021 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $13.99 on such vesting date.

(4)

Includes the shares underlying PSUs granted on January 11, 2019 and vesting on December 31, 2019. The market value as of December 31, 2021 was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $20.42 on such vesting date.

(5)	Includes a portion of the shares underling PSUs granted on January 21, 2020 and January 15, 2021. See “Potential Payments Upon Termination or Change in Control.”

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for 2021, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer, Andrew P. Callahan, and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For 2021, these amounts were as follows:

•	Our principal executive officer’s total annual compensation: $5,396,483

•	Our median compensated employee’s total annual compensation: $51,008

•	CEO Pay Ratio: 105.8 to 1

In determining the median compensated employee, we chose December 31, 2021 as the determination date. As of this date, we had 2,556 employees, excluding Mr. Callahan and 39 individuals who were hired as of such date but who had not yet commenced employment and did not receive any compensation in 2021. We annualized compensation of employees who were not employed with us for the full year. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely upon any material assumptions, adjustments or estimates.

The Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for 2021, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

Employment Agreement

We have entered into an employment agreement with Mr. Callahan. The following description is a summary only.

Andrew P. Callahan

On April 12, 2018, we entered into an employment agreement with Mr. Callahan to serve as our President and Chief Executive Officer, beginning on May 7, 2018 (the “Employment Date”), which was amended as of August 1, 2018 (as amended, the “Callahan Employment Agreement”). The Callahan Employment Agreement has a term beginning on the Employment Date and continuing for three years. The term automatically renews for consecutive one-year periods, unless Mr. Callahan’s employment is otherwise earlier terminated or the Company or Mr. Callahan provides notice of non-renewal at least 90 days prior to the applicable expiration date. We pay Mr. Callahan an annual base salary of not less than $825,000. In addition, Mr. Callahan is eligible for annual cash bonuses, with an annual target bonus of 110% of his base salary. For any year after 2018, if Mr. Callahan is terminated without cause, resigns for good reason or experiences a change in control termination (in each case, as defined in the Callahan Employment Agreement), Mr. Callahan will be entitled to payment of a pro-rated bonus, based on the Company’s performance through the date of his termination of employment.

Under the Callahan Employment Agreement, Mr. Callahan received a sign-on equity grant of RSUs, NQSOs and PSUs related to performance during the performance periods described below, with an aggregate grant date value of $2,700,000, subject to the terms and conditions of the Incentive Plan. Mr. Callahan’s RSUs vested as to one-third of the award on each of the first three anniversaries of the Employment Date; NQSOs vest as to one-fourth of the award on each of the first four anniversaries of the Employment Date; and PSUs were to vest as to one-half of the PSUs on May 7, 2020 based on performance during the two-year performance period beginning on May 7, 2018 and ending on May 7, 2020, and as to the remaining one-half on May 7, 2021 based on performance during the three-year performance period beginning on May 7, 2018 and ending on May 7, 2021, subject to the Talent and Compensation Committee’s certification of the performance goals and Mr. Callahan’s continued employment with the Company on the applicable PSU vesting date; provided that, if Mr. Callahan’s employment had been terminated for any reason other than by the Company for cause or by Mr. Callahan without good reason, the PSUs would have become vested based on achievement of the applicable performance goal through the termination date, and pro-rated for Mr. Callahan’s period of employment. Mr. Callahan is eligible to receive long-term incentive awards for each year after 2018 during the term under the 2016 Equity Plan on terms established by the Talent and Compensation Committee, with the target award or grant for years after 2018 expected to have a value of no less than the value of Mr. Callahan’s sign-on equity grant. Mr. Callahan’s sign-on equity grants, as well as subsequent equity grants and related grant agreements, will incorporate the definitions of cause and good reason provided in the Callahan Employment Agreement and will provide for full acceleration of vesting of equity in connection with a Change in Control Termination, as that term is defined in the Executive Severance Plan as in effect at the time of his termination of employment with the Company.

Under the terms of the Callahan Employment Agreement, Mr. Callahan is eligible for reimbursement of reasonable relocation expenses and was eligible for reimbursement of commuting expenses through 2019.

Mr. Callahan is entitled to severance and other benefits payable under the Executive Severance Plan (as defined below) if he experiences a qualifying termination or change in control termination, as applicable (in each case, as defined in the Executive Severance Plan, as modified by the Callahan Employment Agreement). The amount of Mr. Callahan’s severance payments and benefits is set forth in the Callahan Employment Agreement. See “Severance Arrangements” below.

The Callahan Employment Agreement also includes non-competition and non-solicitation restrictions which apply during the employment term and for a period of 18 months following termination of employment.

Severance Arrangements

In September 2017, we adopted the HB Key Executive Severance Benefits Plan (the “Executive Severance Plan”) which provides market-aligned levels of employment protection to our executives, including our NEOs, and thereby enhances retention. The Executive Severance Plan is intended to constitute an unfunded welfare benefit plan that is established primarily for the purpose of providing certain severance benefits for eligible employees in the event of termination of employment under certain circumstances, as described below.

Severance benefits under the Executive Severance Plan for termination of a NEO’s employment by the Company and its subsidiaries are set forth in the table below based on the type of termination, either (1) a termination by the Company and its subsidiaries other than for cause or on account of disability (a “Qualifying Termination”) or (2) a termination by the Company and its subsidiaries other than for cause or on account of disability or by the NEO for good reason, in each case within 12 months following a change in control, or at the request of an acquirer or potential acquirer in connection with or prior to a change in control (a “Change in Control Termination”). Cash severance is paid in accordance with payroll practices over the applicable severance period indicated below.

Cash Severance Amount
Eligible Employee	Qualifying Termination	Change in Control Termination

Chief Executive Officer (1)	18 Months Base Salary	18 Months Annual Compensation Amount (base and target bonus)

Other NEOs	12 Months Base Salary (2)	12 Months Annual Compensation Amount (base and target bonus)

(1)

Mr. Callahan’s severance benefits would not be paid pursuant to the Executive Severance Plan and would instead be paid under the Callahan Employment Agreement. See below for a description of Mr. Callahan’s severance benefits as contained in the Callahan Employment Agreement.

(2)	In the case of a NEO who is employed for less than one year at the time of termination, the benefit is equal to three months of Base Salary.

In addition, if a NEO is eligible for cash severance under the Executive Severance Plan, the NEO is also entitled to receive certain outplacement benefits and employer-subsidized COBRA premiums until the earlier of the end of the severance period or the first day the NEO becomes eligible for comparable benefits under a plan of another employer.

In order to receive severance benefits under the Executive Severance Plan, a NEO must execute a release and is bound by non-competition and non-solicitation restrictions for 18 months, in the case of the Chief Executive Officer, 12 months, in the case of the other NEOs who have been employed for at least one year, and 3 months in the case of the other NEOs who have been employed for less than one year.

Under the Executive Severance Plan, a “for cause” termination generally includes a termination on account of a NEO’s (i) neglect, failure or refusal, in any material respect, to attend to employment duties; (ii) failure to comply with employment terms in any material respect; (iii) failure to complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards and regulations of the Company or its subsidiaries; (v) fraud, misappropriation of funds, or other willful engagement in misconduct; or (vi) conviction of or pleading guilty or nolo contendere to, any crime that constitutes a felony.

Under the Executive Severance Plan, termination for “good reason” generally includes termination on account of one of the following events without the NEO’s consent: (i) a material reduction in base salary or target bonus; (ii) a material reduction in authorities, duties or responsibilities (iii) relocation to an office location that is more than 50 miles from the NEO’s then-current office location and which materially increases the NEO’s commute; or (iv) failure of a successor to assume the Executive Severance Plan for a period of at least 12 months following a change in control. A NEO may not terminate employment for good reason unless he or she delivers a notice based on the action or event forming the basis of such termination within 90 days after its occurrence, we fail to cure the circumstances within 30 days of receiving such notice and the NEO terminates employment within 60 days following our failure to cure.

Under the Executive Severance Plan, a “change in control” is defined by reference to the 2016 Equity Plan and generally means the occurrence of one or more of the following events: (a) any person or entity becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of its directors, including by merger, consolidation or otherwise (subject to certain limited exceptions such as an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries); (b) during any 12-month period, the incumbent directors ceasing to constitute a majority of the directors then serving on the Company’s Board of Directors; (c) consummation of a reorganization, recapitalization, merger or consolidation involving the Company (subject to certain limited exceptions); or (d) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company.

Callahan Severance Arrangements

Under the terms of the Callahan Employment Agreement, Mr. Callahan is entitled to receive the following upon termination of his employment:

(1)

In the event that Mr. Callahan’s employment with the Company is terminated for any reason, he is entitled to receive: (i) his base salary and unused vacation time up to and including the date of termination of employment, (ii) any unreimbursed expenses, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s benefit plans upon or following a termination of employment (the “Accrued Obligations”).

(2)

Upon termination of Mr. Callahan’s employment without cause, on account of our delivery of notice of non-renewal, or for good reason (a “qualifying termination”), his cash severance amount will be 18 months of annual compensation (defined as annual base salary and target annual incentive cash bonus), and his severance period will be 18 months.

(3)

Upon termination of Mr. Callahan’s employment without cause or for good reason, in either case, within 12 months following a change in control, or at the request of an acquirer or potential acquirer in connection with or prior to a change in control (a “change in control termination”), Mr. Callahan’s cash severance amount will be 24 months of annual compensation and his severance period will be 24 months.

(4)

If Mr. Callahan’s employment with the Company terminates due to death or disability (as defined in the Executive Severance Plan), Mr. Callahan (or his estate or designated beneficiary) will receive the Accrued Obligations and severance under the Callahan Employment Agreement as if such death or disability is a qualifying termination or change in control termination, as applicable.

Any payment of severance to Mr. Callahan will be subject to his execution and delivery of our standard release agreement. If Mr. Callahan is eligible for severance, he is also entitled to receive certain outplacement benefits and employer-subsidized COBRA premiums until the earlier of the end of the severance period or the day he becomes eligible for comparable benefits under a plan of another employer.

For purposes of the Callahan Employment Agreement, cause generally includes Mr. Callahan’s (i) failure or refusal to perform his job functions, or to follow the lawful directives of the Company (other than by reason of a physical or mental impairment); (ii) commission of any felony or commission of a non-felony crime involving moral turpitude; (iii) embezzlement, misappropriation or fraud, whether or not related to employment with the Company; (iv) engagement in material dishonesty or misconduct which negatively reflects on the public reputation of the Company; (v) violation of any material written policy of the Company; (vi) breach of the restrictive covenants contained in any agreement with the Company; or (vii) material breach of the Callahan Employment Agreement or any other written agreement with the Company. In the case of prongs (i), (v) and (vii), Mr. Callahan is to be provided written notice and 30 days to cure the circumstances constituting cause, if reasonably capable of being cured.

For purposes of the Callahan Employment Agreement, change in control, disability and good reason have the meaning set forth in the Executive Severance Plan; however, good reason also includes requiring Mr. Callahan to move his principal residence to Kansas City and material breach by the Company of the Callahan Employment Agreement or any other material agreement between Mr. Callahan and the Company.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation to our NEOs in the event of termination of such NEO’s employment pursuant to the Executive Severance Plan or the respective NEO’s employment agreement or equity award agreements, in the case of Mr. Callahan, Mr. Gernigin, Mr. O’Leary, Ms. Sebree and Mr. Cramer, assuming such termination occurred on December 31, 2021. The amount of compensation payable to each such NEO upon termination by the Company and its subsidiaries reflected in the first table assumes a Qualifying Termination. No compensation is payable to the NEOs under the Executive Severance Plan upon termination by the Company and its subsidiaries for cause or disability or by the NEO without good reason. Under the Callahan Employment Agreement, the death or disability of Mr. Callahan or non-renewal of the agreement by the Company constitutes a Qualifying Termination for purposes of cash severance. In the case of Mr. Purcell, who resigned on November 9, 2021, the amounts set forth in the first table below reflect the actual compensation received by him. In connection with Mr. Purcell’s resignation, the Board determined that it was in the best interests of the Company and its stockholders to enter into a separation agreement with Mr. Purcell setting out the terms of his resignation. Pursuant to the separation agreement, the Company agreed to provide Mr. Purcell with a severance payment equal to his then current annual base salary of $425,000, payable over one year in bi-weekly installments in accordance with the Company’s normal payroll practice; prorated vesting of Mr. Purcell’s 2020 and 2021 performance share unit awards; and a maximum of twelve-months of COBRA reimbursement towards certain health benefit coverage and provision of outplacement services. In connection with his resignation, Mr. Purcell forfeited all other unvested equity and his 2021 STI Plan opportunity.

Qualifying Termination without a Change in Control

NEO	Salary	Bonus		Health and Welfare Benefits (1)	Restricted Stock Units	Performance Share Units (2)	Total Compensation
Andrew P. Callahan	$1,312,500	$1,443,750	(3)	$36,147	—	$3,390,032	$6,182,429
Michael J. Gernigin	315,000	—		27,343	—	313,896	656,239
Daniel J. O’Leary	116,250	—		10,895	—	175,203	302,348
Jolyn J. Sebree	386,000	—		27,265	—	502,236	915,501
Michael J. Cramer	380,000	—		27,265	—	376,654	783,919
Brian T. Purcell	425,000	—		27,320	—	798,163	1,250,483

(1)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(2)

Reflects the vesting of a number of PSUs equal to the number of PSUs which would have vested as of the date of termination, assuming the performance period ended on such date, pro-rated to reflect the shortened performance period. Such PSUs also vest upon termination on account of disability. Based upon the Company’s relative TSR, the performance criteria for the PSUs granted to each of our NEOs in 2020 and 2021 would have each been achieved at 200% of target level. In the case of Mr. Callahan, such vesting also occurs upon termination for good reason. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $20.42 on December 31, 2021, the last trading day of the Company’s last completed year.

(3)	Consists of the bonus component of his cash severance payment upon a qualifying termination.

The amount of compensation payable to each NEO upon termination by the Company and its subsidiaries reflected in the next table assumes a Change in Control Termination. Under the Callahan Employment Agreement, his death or disability within 12 months following a change in control constitutes a Change in Control Termination for purposes of cash severance.

Change in Control Termination

NEO	Salary (1)	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock Units (4)	Performance Share Units (5)	Stock Options (6)	Total Compensation
Andrew P. Callahan	$1,750,000	$1,925,000	$36,147	$3,555,469	$3,509,790	$1,608,655	$12,385,061
Michael J. Gernigin	315,000	189,000	27,343	438,907	324,984	118,018	1,413,254
Daniel J. O’Leary	465,000	348,750	10,895	657,014	262,805	—	1,744,464
Jolyn J. Sebree	386,000	231,600	27,265	526,734	519,975	188,841	1,880,415
Michael J. Cramer	380,000	190,000	27,265	395,066	389,961	141,620	1,523,912

(1)

Such amounts are also payable if termination occurs prior to a change in control, if such termination is at the request of an acquirer or potential acquirer. Under the Callahan Employment Agreement, upon a Change in Control Termination, Mr. Callahan is entitled to 24 months continued payment of his total cash “Annual Compensation Amount,” which includes base salary and bonus compensation and under the Executive Severance Plan, each other NEO is entitled to 12 months continued payment of his or her respective “Annual Compensation Amount.”

(2)	Reflects each NEO’s target bonus.

(3)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(4)

Reflects the accelerated vesting of RSUs. Such RSUs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $20.42 on December 31, 2021, the last trading day of the Company’s last completed fiscal year.

(5)

Reflects the accelerated vesting of PSUs based on their target value. Such PSUs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $20.42 on December 31, 2021, the last trading day of the Company’s last completed fiscal year.

(6)

Reflects the accelerated vesting of in-the-money NQSOs. Such NQSOs would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on Nasdaq of $20.42 on December 31, 2021, the last trading day of the Company’s last completed fiscal year, minus the option exercise price.

Securities Authorized for Issuance Under 2016 Equity Plan

As of December 31, 2021, the following table shows the number of securities to be issued upon exercise of outstanding equity awards under our 2016 Equity Plan.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (A))
Equity Compensation Plans approved by stockholders	2,741,480	(1)	$13.26	(2)	2,128,990	(3)
Equity Compensation Plans not approved by stockholders	—		—		—
Total	2,741,480		$13.26		2,128,990

(1)

Consists of shares of our Class A common stock, par value $0.0001 per share, subject to outstanding stock options, restricted stock units and performance restricted stock units under the 2016 Equity Plan as of December 31, 2021, some of which were vested and some of which remained subject to the vesting and/or performance criteria relating to the respective equity award.

(2)

Represents the weighted average exercise price of 1,461,885 stock options, as of December 31, 2021, and excludes the impact of restricted stock units and performance restricted stock units for which no exercise price is payable.

(3)	Consists of shares of our Class A common stock, par value $0.0001 per share, available for future issuance under the 2016 Equity Plan as of December 31, 2021.

PROPOSAL 2: AMENDED AND RESTATED HOSTESS BRANDS, INC. 2016 EQUITY INCENTIVE PLAN

Our Board is asking stockholders to approve an Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan (the “Amended Incentive Plan”). We currently maintain the 2016 Equity Plan, which was originally effective as of July 26, 2016. On April 22, 2022, on the recommendation of the Talent and Compensation Committee, our Board of Directors unanimously approved the Amended Incentive Plan, subject to stockholder approval and, accordingly, the Board directed that the Amended Incentive Plan be submitted to the Company’s stockholders for approval at the Annual Meeting.

The Board believes that the Company’s executive compensation program, and particularly the granting of equity awards, allows the Company to align the interests of directors of the Company and officers, other employees, consultants and advisors of the Company and its subsidiaries who are selected to receive awards with those of our stockholders. The Amended Incentive Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain individuals who we expect will contribute to our financial success. The Board believes that awards granted pursuant to the Amended Incentive Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares (“Shares”) of our Class A common stock, par value $0.0001 per share (“Class A Stock”) be authorized for issuance under the Amended Incentive Plan.

The terms of the Amended Incentive Plan will only apply to awards made after the effective date of the Amended Incentive Plan. If the Amended Incentive Plan is approved, the Company will be able to continue its compensation program, which is intended to attract, retain and reward directors, officers and other employees and consultants and advisors and link compensation to measures of the Company’s performance. Any awards granted prior to the effective date of the Amended Incentive Plan will continue to be governed by the terms of the 2016 Equity Plan. If our stockholders do not approve the Amended Incentive Plan, we will continue to be able to grant awards under the 2016 Equity Plan. As of March 31, 2022, 1,293,810 shares of our Class A Stock are available for grant under the 2016 Equity Plan (assuming maximum performance of performance-based awards).

Stockholder approval of the Amended Incentive Plan is being sought in order to (i) meet Nasdaq listing requirements and (ii) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

Certain Key Provisions

The Amended Incentive Plan has several provisions designed to protect the interests of stockholders and to facilitate effective corporate governance. Specifically, the Amended Incentive Plan:

•

does not include liberal recycling provisions which would permit Shares withheld for purposes of satisfaction of withholding tax liabilities and payment of stock option exercise price to be reissued under the Amended Incentive Plan;

•	prohibits the grant of stock options or stock appreciation rights with an exercise price or base price that is less than fair market value on the date of grant;

•

maintains a limit on the number of Shares that may be subject to (i) stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock units, or (v) other stock-based awards, in each case, granted to any participant in the Plan that is not a non-employee director in any year of 1,000,000 Shares, and for restricted stock awards, restricted stock units, or other stock-based awards, expanded the limitation so that applies to time-based awards in addition to the performance-based award limitation that was included in the 2016 Equity Plan;

•	imposes an aggregate limit on the value of awards that may be granted, when aggregated with cash fees that may be paid, to each non-employee director in any year;

•	prohibits any stock option or stock appreciation right repricing, absent stockholder approval;

•	does not provide for automatic vesting of awards in the event of a change of control;

•	does not contain an “evergreen” share reserve, meaning that the Shares reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding Shares; and

•	will be administered by an independent committee of the Board.

Changes Reflected by the Amended Incentive Plan

The principal changes made by the Amended Incentive Plan:

•

increase the number of Shares reserved for issuance to 8,137,836 Shares, which is equal to the sum of: (i) 1,293,810 Shares, which is the number of Shares that may be issued under the 2016 Equity Plan as of March 31, 2022; (ii) 2,844,026, which is the number of Shares subject to outstanding awards under the 2016 Equity Plan as of March 31, 2022; and (iii) 4,000,000 additional Shares;

•

remove certain provisions that were implemented to ensure the Company’s ability to take maximum deductibility under a performance-based compensation exception to Section 162(m) of the Code that was repealed in connection with changes under the Tax Cuts and Jobs Act;

•

maintains a limit on the number of Shares that may be subject to (i) stock options, (ii) stock appreciation rights, (iii) restricted stock awards, (iv) restricted stock units, or (v) other stock-based awards, in each case, granted to any participant in the Plan that is not a non-employee director in any year at 1,000,000 Shares, and for restricted stock awards, restricted stock units, or other stock-based awards, expanded the limitation so that applies to time-based awards in addition to the performance-based awards limitation that was included in the 2016 Equity Plan;

•	remove the ability to grant dividends or dividend equivalent rights on shares underlying stock options and share appreciation rights; and

•	extend the term of the Existing Plan from July 26, 2026, to June 8, 2032.

Determination of the Number of Shares Available for Awards under the Amended Incentive Plan

If this Proposal 2 is approved by our stockholders at the Annual Meeting, subject to adjustments as described in the Amended Incentive Plan, the maximum aggregate number of Shares that may be issued under the Amended Incentive Plan increase to 8,137,836, which is equal to the sum of: (i) 1,293,810 Shares, which is the number of Shares that may be issued under the 2016 Equity Plan as of March 31, 2022; (ii) 2,844,026, which is the number of Shares subject to outstanding awards under the 2016 Equity Plan as of March 31, 2022; and (iii) 4,000,000 additional Shares. In addition, the number of Shares subject to outstanding awards granted under the 2016 Plan prior to the effective date of the Amended Incentive Plan that terminate, expire, are paid in cash, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in Shares after the effective date of the Amended Incentive Plan will be available for issuance under the Amended Incentive Plan.

In determining the number of Shares to be authorized for issuance under the Amended Incentive Plan, the Board considered a number of factors, including our past Share usage (burn rate), the number of Shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, and the current and future accounting expenses associated with our equity award practices

Dilution Analysis

As of March 31, 2022, the Company’s capital structure consisted of 138,371,268 outstanding Shares. The proposed Share authorization is a request for 8,137,836, which is equal to the sum of: (i) 1,293,810 Shares, which is the number of Shares that may be issued under the 2016 Equity Plan as of March 31, 2022; (ii) 2,884,026 Shares, which is the number of Shares subject to outstanding awards under the 2016 Equity Plan as of March 31, 2022; and (iii) 4,000,000 additional Shares.

The table below shows our potential dilution (referred to as “overhang”) levels based on our fully diluted Shares and our request for 4,000,000 additional Shares to be available for awards under the Amended Incentive Plan. The aggregate number of additional Shares represents 2.73% of fully diluted Shares, including the Shares that will be authorized under the Amended Incentive Plan, as described in the table below. Our Board believes that this number of Shares represents a reasonable amount of potential equity dilution, which will allow us to continue granting equity awards.

Potential Overhang with 4,000,000 Additional Shares (all data as of March 31, 2022)
Outstanding Options	1,339,214
Weighted Average Exercise Price of Stock Options Outstanding	$13.28
Weighted Average Remaining Term of Stock Options Outstanding	6.84 years
Outstanding Full Value Awards (1)	1,504,812
Total Equity Awards Outstanding (2)	2,844,026
Shares Available for Grant under the 2016 Equity Plan (3)	1,293,810
Additional Shares Requested	4,000,000
Total Potential Overhang under the Amended Incentive Plan (4)	8,137,836
Shares Outstanding	138,371,268
Fully Diluted Potential Shares Outstanding (5)	146,509,104
Potential Dilution of 4,000,000 Additional Shares as a Percentage of Fully Diluted Potential Shares Outstanding	2.73%

(1)

“Full Value Awards” includes restricted stock units and performance share units in each case, as of March 31, 2022. The Full Value Awards consist of 826,033 time-based restricted stock units granted to employees, 538,711 performance share units granted to employees (assuming maximum performance), and 140,068 time-based restricted stock units granted to non-employee directors. Depending on the applicable award terms, the number of Shares to be issued in settlement of performance-based awards varies from 0% to 200% of target, based upon achievement of the performance goals.

(2)	Represents the sum of 1,339,214 outstanding options under the 2016 Equity Plan and 1,504,812 Outstanding Full Value, in each case, as of March 31, 2022.

(3)	Assumes maximum performance of outstanding performance share units.

(4)

“Total Potential Overhang” includes the sum of the total number of Shares subject to equity awards outstanding as of March 31, 2022, the number of Shares currently available grant under the 2016 Equity Plan, and the number of additional Shares requested.

(5)

“Fully Potential Diluted Shares Outstanding” reflects the sum of the total number of Shares Outstanding as of March 31, 2022 and the total potential overhang under the Amended Incentive Plan, if the Amended Incentive Plan is approved.

Burn Rate

The table below sets forth the burn rate for each of the last three fiscal years and the average burn rate over the last three fiscal years under the 2016 Equity Plan. The burn rate for a year has been calculated as the sum of (i) all stock options granted in the applicable year, (ii) all time-based restricted stock units granted in the applicable year, and (iii) all performance share units granted in the applicable year assuming target performance, divided by the weighted average number of Shares outstanding for the applicable year.

The burn rate means that we used an annual average of 1.1% of the weighted average Shares outstanding for awards granted over the past three years under the 2016 Equity Plan, with a year-by-year burn rate of 1.5%, 1.1%, and 0.7% for 2019, 2020 and 2021, respectively.

	Burn Rate Summary
(in thousands)	Fiscal 2019	Fiscal 2020	Fiscal 2021	3-Year Average
Stock options granted	905,421	703,329	—	536,250
Time-based restricted stock units granted	262,127	204,286	626,461	364,291
Performance shares granted (1)	459,858	424,515	326,795	403,723
Total granted	1,627,406	1,332,130	953,256	1,304,264
Basic weighted average shares outstanding	110,540,264	124,927,535	131,571,733	122,346,511
Burn Rate	1.5%	1.1%	0.7%	1.1%

(1)	Assuming target performance.

The Board believes that the Company’s executive compensation program, and particularly the granting of equity awards, allows the Company to align the interests of directors of the Company and officers, other employees, consultants and advisors of the Company and its subsidiaries who are selected to receive awards with those of our stockholders. The Amended Incentive Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain individuals who we expect will contribute to our financial success. The Board believes that awards granted pursuant to the Amended Incentive Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of Shares be authorized for issuance under the Amended Incentive Plan.

Description of the Amended Incentive Plan

The material terms of the Amended Incentive Plan are summarized below. A copy of the full text of the Amended Incentive Plan is attached to this Proxy Statement as Annex A. This summary of the Amended Incentive Plan is not intended to be a complete description of the Amended Incentive Plan and is qualified in its entirety by the actual text of the Amended Incentive Plan to which reference is made.

Our stockholders are encouraged to read carefully the entire Amended Incentive Plan before voting on this proposal.

Shares Subject to the Amended Incentive Plan

Subject to adjustments as described below, the maximum aggregate number of Shares that may be issued pursuant to awards granted under the Amended Incentive Plan will be 8,137,836. Any Shares delivered under the Amended Incentive Plan will consist of authorized and unissued shares or treasury shares. Shares of Class A Stock that are (i) tendered by a participant or withheld by the Company in payment of the exercise, base or purchase price relating to an award, (ii) tendered by the participant or withheld by the Company to satisfy any taxes or tax withholding obligations with respect to an award, or (iii) not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right under the Amended Incentive Plan, as applicable, will not be available for future awards under the Amended Incentive Plan.

Awards that are required to be paid in cash pursuant to their terms will not reduce the share reserve. To the extent that an award granted under the 2016 Equity Plan prior to the effective date of the Amended Incentive Plan or an award granted under the Amended Incentive Plan is canceled, expired, forfeited, or otherwise terminated without delivery of the shares to the participant, the Shares retained by or returned to the Company will not be deemed to have been delivered under the Amended Incentive Plan, and will be available for future awards under the Amended Incentive Plan.

Administration

The Amended Incentive Plan will be administered by the Talent and Compensation Committee (or the Board or a committee of the Board appointed by the Board, as applicable the “Committee”). Subject to the limitations set forth in the Amended Incentive Plan, the Committee has the authority to, among other things, determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the Amended Incentive Plan and terms of awards and adopt rules for the administration, interpretation and application of the Amended Incentive Plan. All interpretations, determinations and actions by the Committee will be final, conclusive and binding upon all parties.

Award Limitations

The annual compensation awarded to any non-employee director during each fiscal year including both Shares subject to awards under the Amended Incentive Plan and any cash fees paid may not exceed $750,000 in total value (calculating the value of such awards based on the grant date fair value of such awards for financial reporting purposes).

Eligibility

Awards under the Amended Incentive Plan may be granted to all key employees, non-employee directors, consultants or other personal service providers of the Company or any of its subsidiaries. As of March 31, 2022, approximately 2,700 employees and 8 non-employee directors are eligible to participate in the Amended Incentive Plan. Under current Company practice, we do not grant equity awards to consultants and other personal service providers. The Committee selects from among the eligible individuals who will receive awards under the Amended Incentive Plan. Because our officers and non-employee directors are eligible to receive awards under the Amended Incentive Plan, they may be deemed to have a personal interest in the approval of this Proposal 2.

Adjustments

In the event of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to our Class A Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting our Class A Stock, appropriate and equitable adjustments will be made to the number and kind of Shares available for grant, as well as to other maximum limitations under the Amended Incentive Plan, and the number and kind of Shares, shares of other classes of the Company’s common stock, securities, units or other rights or property subject to, or issuable in respect of, awards that are affected by the event.

Stock Options

Stock options granted under the Amended Incentive Plan may be issued as either incentive stock options, within the meaning of Section 422 of the Code, or as nonqualified stock options. The Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of service of a participant or a change of control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified performance goals established by the Committee.

The exercise price of a nonqualified stock options will be not less than 100% of the fair market value of a Share on the date of the grant of the option, or such higher amount determined by the Committee. The maximum term of a nonqualified stock option will be ten years from the date of grant.

If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a Share on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant. The aggregate number of Shares that may be issued or transferred under the 2022 Plan pursuant to incentive stock options under Section 422 of the Code may not exceed 8,173,836 Shares.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash or, (ii) to the extent permitted by the Committee, (A) in Shares, (B) through an open-market broker-assisted transaction, (C) by reducing the number of Shares otherwise deliverable upon the exercise of the stock option, (D) by combination of any of the above methods, or (E) by such other method approved by the Committee and must satisfy any required tax withholding amounts. All options generally are nontransferable.

Dividends will not be paid with respect to stock options. Dividend equivalent rights may not be granted with respect to the Shares subject to stock options.

Stock Appreciation Rights

A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a Share on the date of settlement or exercise over the base price of the right, multiplied by the number of Shares as to which the right is being settled or exercised. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the participant or that provides for the automatic payment of the right upon a specified date or event. The base price per share of a stock appreciation right may not be less than the fair market value of a Share on the date of grant. The Committee will determine the vesting requirements and the term of exercise of each stock appreciation right, including the effect of termination of service of a participant or a change of control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee. The maximum term of a stock appreciation right will be ten years from the date of grant. Stock appreciation rights may be payable in cash or in Shares or in a combination of both. Dividends shall not be paid with respect to stock appreciation rights. Dividend equivalent rights may not be granted with respect to the Shares subject to stock appreciation rights.

Restricted Stock Awards

A restricted stock award represents Shares that are issued subject to restrictions on transfer and vesting requirements. The vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals established by the Committee, and/or on such other terms and conditions as approved by the Committee in its discretion. Unless otherwise set forth in an award agreement, restricted stock award holders will have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive dividends, during the restricted period. Any dividends with respect to a restricted stock award that is subject to performance-based vesting shall be subject to the same restrictions on transfer and vesting requirements as the underlying restricted stock award.

Restricted Stock Units

An award of a restricted stock unit, or “RSU,” provides the participant the right to receive a payment based on the value of a Share. RSUs may be subject to vesting requirements, restrictions and conditions to payment. Such requirements may be based on the continued service of the participant for a specified time period, on the attainment of specified performance goals established by the Committee and/or on such other terms and conditions as approved by the Committee in its discretion. In addition, an RSU may be designated as a “performance stock unit” or “PSU,” the vesting requirements of which may be based, in whole or in part, on the attainment of pre-established performance goal(s) over a specified performance period determined by the Committee, or otherwise, as approved by the Committee in its discretion. An RSU award will become payable to a participant at the time or times determined by the Committee and set forth in the award agreement, which may be upon or following the vesting of the award. RSUs are payable in cash or in Shares or in a combination of both. RSUs may, but are not required to, be granted together with a dividend equivalent right with respect to the Shares subject to the award. Dividend equivalent rights may be subject to conditions that apply to the underlying RSUs, provided that dividend equivalent rights with respect to an RSU that is subject to performance-based vesting shall be subject to the same vesting conditions as the related RSUs.

Cash Performance Awards

A cash performance award is denominated in a cash amount (rather than in shares) and is payable based on the attainment of pre-established business and/or individual performance goals over a specified performance period. The requirements for vesting may be also based upon the continued service of the participant during the performance period.

Other Stock-Based Awards

Other stock-based awards represent awards granted at the discretion of the Committee based on the fair market value of Shares, including unrestricted shares, deferred shares, phantom shares or units, and dividend equivalent rights. Other stock-based awards will be based on the terms and conditions determined by the Committee, including but not limited to the right to receive one or more Shares upon completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Such other stock-based awards may be granted alone or in conjunction with other awards under the Amended Incentive Plan. The Committee will determine to whom and when such other stock-based awards will be made, the number of shares awarded, and whether such award will be settled in cash, shares or a combination of cash and shares.

Performance Criteria

At the Committee’s discretion, vesting of awards may be subject to achievement of performance objectives that may be based on the attainment of specified levels of one or more performance goals established by the Committee. If the Committee so determines, the vesting of any such award subject to performance objectives may be applied on an absolute basis or relative to one or more peer companies or indices or any combination thereof and, if applicable, may be computed on an accrual or cash accounting basis. Performance objectives may relate to a business unit, specified subsidiaries, or the performance of the Company as a whole, or any combination of the foregoing. Performance objectives may include, but will not be limited to, the following: net earnings; earnings per share; net debt; net revenue; revenue growth, sales growth or product revenue growth; net income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net operating profit; return measures (including, but not limited to, return on assets or net assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, distributable cash flow, cash flow per share and free cash flow); earnings before or after interest, taxes, depreciation, amortization and/or rent; appreciation in and/or maintenance of share price (including, but not limited to, growth measures and total stockholder return); cost reduction, expense control or loss management; market share; economic value added; working capital; adjusted operating margins, gross margins or cash margin; year-end cash; debt reductions; the completion of corporate transactions; gross or net profit margins; revenue mix; operating efficiency; product diversification; market penetration; measurable achievement in quality, operation or development initiatives or production volume levels; quarterly dividends or distributions; employee retention or turnover; operating income before depreciation, amortization and/or taxes; strategic goals and objectives, including objectives related to qualitative or quantitative ESG metrics; and any combination of or a specified increase or decrease, as applicable, in any of the foregoing.

Effect of Change of Control

Upon the occurrence of a “change of control” (as defined in the Amended Incentive Plan), unless otherwise provided in the applicable award agreement, the Committee is authorized to make adjustments in the terms and conditions of outstanding awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding awards by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms as such outstanding awards (with appropriate adjustments to the type of consideration payable upon settlement of the awards); (iii) acceleration of exercisability, vesting and/or payment; and (iv) if all or substantially all of the Company’s outstanding Shares are transferred in exchange for cash, shares or other property or consideration in connection with such change of control: (A) upon written notice, provide that any outstanding stock options and stock appreciation rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such stock options and stock appreciation rights will terminate to the extent not so exercised within the relevant period; and (B) cancel all or any portion of outstanding awards for fair value, as determined in the sole discretion of the Committee.

Substitute Awards in Corporate Transactions

The Committee may grant awards under the Amended Incentive Plan to employees or directors of corporations that are acquired by the Company in substitution of awards previously granted by such corporations to such persons. Any such substitute awards shall not reduce the share reserve; provided, however, that such treatment is permitted by applicable law and the listing requirements of Nasdaq or other exchange or securities market on which the Class A Stock is listed.

Forfeiture / Right of Recapture

The Committee may specify in an award agreement that an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including termination of service for “cause” (as defined in the Amended Incentive Plan), violation of Company policies or breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the participant.

If within one year (or such longer time specified in an award agreement or other agreement or policy applicable to a participant) after the date on which a participant exercises a stock option or stock appreciation right or on which a restricted stock award, restricted stock unit or other stock- based award vests or becomes payable or on which a cash performance award is paid to a participant, or on which income otherwise is realized by a participant in connection with an award, either (i) the Committee determines in its discretion that the participant is subject to any recoupment of benefits pursuant to the Company’s compensation recovery policy, “clawback” or similar policy, as may be in effect from time to time, (ii) a participant is terminated for cause or (iii) after a participant is terminated for any other reason, the Committee determines in its discretion either that, (A) during the participant’s period of service, the participant engaged in an act or omission which would have warranted termination of service for “cause” and a forfeiture event has occurred with respect to the participant or (B) after termination, the participant engaged in conduct that materially violated any continuing obligation or duty of the participant in respect of the Company or any of its subsidiaries, then any gain realized by the participant from the exercise, vesting, payment or other realization of income by the participant in connection with an award, will be paid by the participant to the Company upon notice from the Company, subject to applicable state law.

Participants may be subject to the Company’s compensation recovery policy, “clawback” or similar policy, as may be in effect from time to time and/or any compensation recovery, “clawback” or similar policy made applicable by law including the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Term, Amendment and Termination

The term of the Amended Incentive Plan is ten years from the effective date of the Amended Incentive Plan, subject to the approval by the stockholders. The Board may amend, modify, suspend or terminate the Amended Incentive Plan at any time; provided, however, that no termination or amendment of the Amended Incentive Plan will materially and adversely affect any award granted under the Amended Incentive Plan without the consent of the participant or the permitted transferee of the award. Without the prior approval of the Company’s stockholders, the Amended Incentive Plan prohibits the cancellation of underwater stock options or stock appreciation rights in exchange for cash or another award (other than in connection with a change of control of the Company) or the “repricing” of stock options or stock appreciation rights.

The Board may seek the approval of any amendment by the Company’s stockholders to the extent it deems necessary for purposes of compliance with applicable law, the listing requirements of Nasdaq, or for any other purpose. Notwithstanding the foregoing, the Board shall have broad authority to amend the Amended Incentive Plan and any award without the consent of a participant to the extent it deems necessary or desirable in its discretion to comply with or to consider changes in, or interpretation of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.

Federal Tax Consequences

The following discussion summarizes certain material federal income tax consequences associated with certain awards that may be granted under the Amended Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Amended Incentive Plan, nor does it cover state, local or non-U.S. taxes.

Nonqualified Stock Options

A recipient of a nonqualified stock option will not have taxable income at the time of grant. However, the holder realizes income in connection with the exercise of the option, in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding tax deduction is available to the Company. Upon a subsequent sale or exchange of the shares, any gain or loss recognized in the sale or exchange is treated as a capital gain or loss (long-term or short-term depending upon how long the shares were held following exercise), for which the Company is not entitled to a deduction.

Incentive Stock Options

A recipient of an incentive stock option will not have taxable income at the time of grant or at the time of exercise. However, the exercise of an incentive stock option may result in an alternative minimum tax liability to the holder. With certain exceptions, a disposition of shares purchased under an incentive stock option within two years from the date of grant or within one year after exercise results in ordinary income to the holder (and a tax deduction to the Company), generally equal to the value of the shares at the time of exercise less the exercise price, and any additional gain recognized in the disposition is treated as a capital gain, for which the Company is not entitled to a deduction. On the other hand, if the holder does not dispose of the shares until after the expiration of the above-described one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss, for which the Company is not entitled to a deduction.

Stock Appreciation Rights

A recipient of a stock appreciation right will not have taxable income at the time of grant. However, the holder realizes income in connection with the exercise of the stock appreciation right, in an amount equal to the fair market value of the shares or the value of the cash (as applicable) acquired upon exercise. A corresponding tax deduction is available to the Company. Upon a subsequent sale or exchange of the shares, any gain or loss recognized in the sale or exchange is treated as a capital gain or loss (long-term or short-term depending upon how long the shares were held following exercise), for which the Company is not entitled to a deduction.

Restricted Stock Awards

A recipient of a restricted stock award will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of restricted stock vesting on any date over the purchase price paid, if any. Any further gain or loss from the subsequent sale of such shares constitutes capital gain or loss. However, if the recipient makes a timely election under Section 83(b) of the Code at the time of grant, then such recipient is taxed on the date of grant at ordinary income rates, on the excess of the fair market value of the restricted stock on the date of grant over the purchase price paid, if any. Any further gain or loss on the subsequent sale of such shares constitutes a capital gain or loss. The Company will generally be entitled to a tax deduction at the time the holder recognizes ordinary income.

Restricted Stock Units

A recipient of a restricted stock unit award will not have taxable income at the time of grant. However, the holder realizes income at the time that any shares underlying the award become vested and are settled (whether settled in cash or shares). The holder will generally include in income the amount of the cash received or the value of the shares received, as applicable. Such amount will be treated as ordinary income by the participant, and a corresponding tax deduction is available to the Company.

Company Tax Deduction

Section 162(m) of the Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. Prior to 2018, this limitation did not apply to compensation that met the tax code requirements for “qualified performance-based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders, including stock options).

The performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed, among other changes, effective for taxable years beginning after December 31, 2017, such that awards paid to our covered executive officers (including our chief executive officer) in excess of $1 million will not be deductible in future years, unless they qualify for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter.

While deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

New Plan Benefits

The number of awards that will be received by or allocated to our executive officers and other eligible individuals under the Amended Incentive Plan are subject to the discretion of the Committee. As such, the benefits and amounts that will be received or allocated under the Amended Incentive Plan in the future are not determinable at this time.

As of March 31, 2022, the fair market value of a Share (the closing price on Nasdaq) was $21.94.

Vote Required for Approval

The approval of the Amended Incentive Plan, including the authorization of the increased share reserve under the Amended Incentive Plan and other clarifying changes, requires the affirmative vote of a majority of shares present in person (virtually) or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED INCENTIVE PLAN PROPOSAL, INCLUDING THE AUTHORIZATION OF THE INCREASED SHARE RESERVE UNDER THE AMENDED INCENTIVE PLAN AND OTHER CLARIFYING CHANGES.

PROPOSAL 3: APPROVAL OF THE

HOSTESS BRANDS, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN

Our Board is asking stockholders to approve the Hostess Brands, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). On April 22, 2022, on the recommendation of the Talent and Compensation Committee, our Board unanimously approved the ESPP, subject to stockholder approval and, accordingly, our Board directed that the ESPP be submitted to the Company’s stockholders for approval at the Annual Meeting.

Our Board expects that the ESPP will be an important component of the overall compensation package we offer to our employees. The ESPP provides eligible employees with an opportunity to purchase shares (“Shares”) of our Class A common stock, par value $0.0001 per share (“Class A Stock”) at a discount from market value and to benefit from stock price appreciation, thus enhancing the alignment of employee and shareholder interests.

The ESPP is broad-based and allows us to provide an incentive to attract, retain and reward eligible employees of the Company and any participating subsidiary companies (whether now existing or subsequently established) with the opportunity to periodically purchase Shares at a discount through their accumulated periodic payroll deductions. The Board believes that employees’ economic interest, as stockholders, in our performance and success will greatly contribute to our long-term growth and profitability.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). Favorable tax treatment is available for United States tax residents participating in a Section 423 plan. The ESPP also authorizes the grant of rights to purchase Shares that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by the plan administrator to achieve tax, securities law or other compliance objectives in particular locations outside of the United States.

Description of the ESPP

The following is a summary of the principal features of the ESPP, but such summary does not purport to be a complete description of all the provisions of the ESPP and is qualified in its entirety by reference to the provisions of the ESPP attached hereto as Annex 2.

Stock Subject to the Plan

The ESPP provides employees with the right to purchase Shares through payroll deduction. A total of 3,000,000 Shares have been reserved for issuance under the ESPP. The Shares issuable under the ESPP may be made available from authorized but unissued Shares or from Shares repurchased by us, including Shares repurchased on the open market.

In the event that any change is made to our outstanding Class A Stock (whether by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Class A Stock as a class without the Company’s receipt of consideration) or should the value of outstanding Shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the ESPP, (ii) the maximum number and class of securities purchasable per participant on any purchase date, and (iii) the number and class of securities and the price per Share in effect under each outstanding purchase right to prevent the dilution or enlargement of benefits thereunder.

Administration

Subject to the terms of the ESPP, the Talent and Compensation Committee of the Board, in its role as plan administrator, has the authority to interpret and construe any provision of the ESPP, establish rules and regulations relating to administering the ESPP, and make all other determinations necessary or advisable for the administration of the ESPP.

Eligibility

All employees of the Company and its subsidiaries (whether now existing or subsequently established or acquired) may become eligible to participate in the ESPP. Generally, an employee of the Company or a participating subsidiary who is employed on a basis under which such employee is regularly expected to work for more than 20 hours per week for more than five months per calendar year is eligible to participate in a purchase period under the ESPP if such employee has completed 30 or more days of service as of the start date of a purchase period. The plan administrator may waive one or all of the service requirements before the start of a purchase period. Individuals employed outside the United States may be subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employed.

As of March 31, 2022 approximately 2,700 employees, including 8 executive officers, would have been eligible to participate in the ESPP had the plan been in place.

Purchase Periods and Purchase Rights

Shares will be available under the ESPP through a series of purchase periods. The duration of each purchase period can be set by the plan administrator prior to its start date, but no purchase period may have a duration in excess of 27 months. Currently, the purchase periods are expected to be six-month durations.

At the time the participant joins a purchase period, the participant will be granted a purchase right to acquire Shares on the last day of the purchase period. All payroll deductions collected from the participant for each purchase period will be automatically applied to the purchase of Class A Stock at the end of that purchase period, subject to certain limitations.

Purchase Price; Valuation

The purchase price per Share, at which Shares will be purchased during each purchase period under the ESPP, is 85% of the lower of either (a) our Common Stock’s fair market value on the first trading day of the purchase period or (b) our Common Stock’s fair market value on the applicable purchase date. The fair market value of the Class A Stock on a given date is the closing price per Share as reported by Nasdaq. As of March 31, 2022, the fair market value of a Share (the closing price on Nasdaq) was $21.94.

Payroll Deductions

To participate in the ESPP, an eligible employee must complete the enrollment procedure as prescribed by the plan administrator. Each participant may authorize us to make payroll deductions of up to 25% from the participant’s salary on each regular payday for as long as the participant participates in the ESPP (unless the plan administrator establishes a different maximum percentage prior to the initiation of the applicable purchase period). We will credit these payroll deductions to the participant’s book account under the ESPP. A participant generally may reduce such participant’s contribution percentage or discontinue participation in the ESPP at any time during the purchase period, but no other change can be made during a purchase period. If a participant’s employment terminates for any reason prior to the purchase date, all amounts credited to the participant’s account will be returned to the participant.

All funds held or received by the Company under the ESPP may be used for any corporate purpose until applied to the purchase of Class A Stock or refunded to participants and shall not be segregated from our general assets.

Special Limitations

The ESPP imposes certain limitations upon a participant’s right to acquire Class A Stock, including the following:

•

Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•

A participant may not be granted rights to purchase more than $25,000 worth of Class A Stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

•

No participant may purchase more than 625 Shares on any one purchase date, unless a different limit is determined by the plan administrator for a particular purchase period. The plan administrator may also elect to specify a maximum number of Shares that may be purchased during a purchase period by all participants.

•	Under the ESPP, the Company is not required to issue or deliver Shares, or certificates or book entries for Shares, until the satisfaction of applicable legal and listing requirements.

Stockholder Rights

No participant will have any stockholder rights with respect to the Shares covered by his or her purchase rights until the Shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased Shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change of Control

In the event of a change of control, the plan administrator may take such action as deemed appropriate including:

•	provide that each outstanding purchase right shall remain outstanding;

•

provide that each outstanding purchase right will terminate as of a date prior to the effective date of the change of control without being exercised and all payroll deductions of each participant accumulated during such purchase period shall be refunded;

•

accelerate the next purchase date in the then current purchase period to a date immediately before the closing date of the change of control, and applying the accumulated payroll deductions to the purchase of Shares at the purchase price in effect for that purchase period;

•	provide than no new purchase period shall be initiated following the announcement of such change of control; or

•	provide that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).

Share Pro-Ration

Should the total number of Shares to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of Shares then available for issuance under the ESPP, the plan administrator will make a pro-rata allocation of the available Shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Class A Stock pro-rated to such individual, will be refunded.

Termination and Amendment of the Plan

Our Board may terminate the ESPP at any time. Currently, the ESPP is set to terminate upon the earliest of (i) June 8, 2032, (ii) the date on which all Shares available for issuance under the ESPP have been sold pursuant to purchase rights exercised under the ESPP or (iii) the date on which all purchase rights are exercised in connection with a change of control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the ESPP following its termination.

Our Board may alter, amend or suspend the ESPP at any time and for any reason, except that the Board must seek approval of the Company’s stockholders to (i) increase the number of Shares issuable under the ESPP, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (ii) change the class of corporations that may be designated by the Board as able to participate in the ESPP.

New Plan Benefits under the ESPP

The benefits to be received by our executive officers and employees under the ESPP are not determinable because, under the terms of the ESPP, the amounts of future stock purchases are based upon elections made by eligible employees subject to the terms and limits of the ESPP. Our non-employee directors are not eligible to participate in the ESPP.

U.S. Federal Income Tax Consequences

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423. Under a plan which so qualifies, no taxable income will be recognized by a participant subject to U.S. taxation, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event the participant should die while still owning the purchased Shares.

If the participant sells or otherwise disposes of the purchased Shares within two years after the start date of the purchase period in which such Shares were acquired or within one year after the purchase date on which those Shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased Shares more than two years after the start date of the purchase period in which the Shares were acquired and more than one year after the purchase date of those Shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares or (ii) 15% of the fair market value of the Shares on the start date of the purchase period in which such Shares were acquired, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased Shares at the time of death, the lesser of (i) the amount by which the fair market value of the Shares on the date of death exceeds the purchase price or (ii) 15% percent of the fair market value of the Shares on the start date of the purchase period in which those Shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

Pursuant to the accounting principles which are applicable to employee stock purchase plans, the fair value of each purchase right granted under the ESPP is charged as a direct compensation expense to our reported earnings over the purchase period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date based on the discount rate and an option pricing model.

Dilution

When determining the number of Shares available for issuance under the ESPP, the Board considered, among other factors, its expectation of potential future share purchases under the ESPP and the potential dilution of the ESPP to the Company’s current stockholders as measured by “overhang”. The 3,000,000 Shares available for issuance under the ESPP would represent an “overhang” of approximately 2.1% as of March 15, 2022 if the ESPP had been approved for such number of Shares as of such date. We calculate “overhang” as the ratio of: (a) Shares requested for issuance under the ESPP divided by (b) the sum of: (i) 138,371,268, which is the number of Shares outstanding as of March 31, 2022; and (ii) the Shares that would have been available for issuance under the ESPP if it had been approved as of such date.

Vote Required

Approval of the Hostess Brands, Inc. 2022 Employee Stock Purchase Plan will require the affirmative vote of a majority of shares present in person (virtually) or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE HOSTESS BRANDS, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The advisory vote on executive compensation will occur every year.

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections and summarized below, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 39. We urge our stockholders to review the complete “Executive Compensation” section included in this proxy statement for more information.

Selected 2021 Business Highlights

We delivered record financial performance in 2021, which we believe is a testament to the power of our brands, our advantaged business model and our team’s ability to execute in a dynamic environment. Broad-based growth across multiple sales channels was driven by our continued execution, increased marketing investments and strong new product innovation. 2021 presented a challenging operating environment due to rising inflation, the continued impact of the COVID-19 pandemic and supply chain challenges.

We navigated the challenges well. We successfully overcame the inflationary pressures and maintained our margins through a combination of productivity initiatives and higher price realization. In addition, we continued sound financial discipline and continued our focus on our pandemic priorities of (1) keeping our employees, their families and the communities in which we operate safe, (2) serving our customers and consumers, and (3) staying nimble and informed.

Executive Summary of 2021 Compensation

The Company’s 2021 short-term incentive plan (“STI Plan”) measures a combination of adjusted revenue, adjusted EBITDA, and strategic measures (where funding is contingent upon achievement of a threshold level of adjusted EBITDA). With the strong adjusted revenue and adjusted EBITDA growth achieved in 2021, the Company’s results exceeded target performance levels. As such, bonus payments to our NEOs were 155.52% of target.

In 2021, the Company continued its approach of providing annual equity grants to its NEOs. However, based on stockholder feedback, the 2021 awards were adjusted to better align with stockholder value creation and continue the focus on performance. The 2021 awards to the NEOs consisted of an intended equity mix of performance share units (“PSUs”) (50% weighting by intended grant value, up from 40% in the prior year) and RSUs (50% weighting by intended grant value, up from 30% in the prior year)(1). Non-qualified stock options were eliminated from the 2021 awards. The PSUs continue to measure the Company’s 3-year relative total stockholder return (“TSR”) against companies in the S&P 1500 Packaged Foods & Meats sector. This index reflects the industry dynamics in which the Company operates and assesses the ability of the management team to deliver stockholder value at or above market levels in order to earn target or greater payouts. The PSUs were modified in 2021 to require positive TSR for any payout above target and the percentile rank for maximum payout was increased from 75% to 80%. The RSUs vest ratably on an annual basis over a 3-year period and are intended to align the interests of the NEOs with those of stockholders and provide an incentive to grow the absolute stock price.

(1)	Actual 2021 equity grant values will not fully reflect intended grant value as the Company made a supplemental RSU grant in 2021 to correct an administrative issue with the 2020 grants.

The Company continues to focus on a pay for performance culture, and this is reflected in the target pay mix for our NEOs, as well as the structure of our incentive programs. For 2021, 80% of the CEO’s target pay was at risk and over 50% required performance against explicit financial and stockholder objectives to achieve payouts. Our philosophy is to establish rigorous performance expectations, where exceeding the targeted net revenue and adjusted EBITDA goals, as achieved in 2021, will result in above target bonus payouts.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2021, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person (virtually) or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our Company, our Talent and Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Talent and Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Talent and Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and KPMG the consolidated balance sheets of the Company as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years ended December 31, 2021, 2020, and 2019 and the related notes.

The committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, and other applicable regulations. This included a discussion of KPMG’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from KPMG, written disclosures and the letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The committee and KPMG also discussed KPMG’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by KPMG.

The committee discussed with KPMG the overall scope and plans for its audit. The committee meets with KPMG, with and without management present, to discuss the results of KPMG’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our Board of Directors.

Craig D. Steeneck, Chairperson
Olu Beck
Laurence Bodner
Rachel P. Cullen

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2022 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Aggregate fees billed to our Company for audit services rendered by KPMG LLP for the audits of the Company’s annual financial statements for 2021 and 2020 and other services rendered by KPMG LLP during 2021 and 2020 are as follows.

	December 31, 2021	December 31, 2020
Audit fees (1)	$1,859,215	$1,917,512
Audit-related fees	—	—
Tax fees (2)	395,489	843,843

Total	$2,254,704	$2,761,355

(1)

Audit fees include (i) fees associated with the audits of the Company’s consolidated financial statements, including fees associated with the audit under Sarbanes-Oxley Section 404(b); (ii) reviews of the Company’s interim quarterly consolidated financial statements and (iii) comfort letters, consents and other items related to SEC matters.

(2)	Tax fees consist primarily of tax consultation services and tax compliance for the Company.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by KPMG described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Vote Required

Ratification of the appointment of KPMG to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2022 will require the affirmative vote of a majority of shares present in person (virtually) or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, April 22, 2022, except as noted in the footnotes below, by the following:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including pursuant to restricted stock units that will vest within 60 days of the record date, April 22, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 138,382,522 shares of Class A common stock outstanding as of April 22, 2022. No shares of Class B common stock were outstanding or deemed outstanding as of April 22, 2022. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Hostess Brands, Inc., 7905 Quivira Road, Lenexa, Kansas 66215.

Name of Beneficial Owner	Shares of Class A common stock Beneficially Owned	Percentage Beneficially Owned
NEOs and Directors:
Jerry D. Kaminski (1)	38,148	*
Andrew P. Callahan (2)	783,402	*
Olu Beck (3)	7,668	*
Laurence Bodner (4)	48,148	*
Gretchen R. Crist (5)	29,497	*
Rachel P. Cullen (6)	15,457	*
Hugh G. Dineen (7)	7,668	*
Ioannis Skoufalos (8)	16,992	*
Craig D. Steeneck (9)	55,748	*
Michael J. Cramer (10)	159,282	*
Michael J. Gernigin (11)	51,335	*
Daniel J. O’Leary (12)	13,942	*
Brian T. Purcell (13)	47,649	*
Jolyn J. Sebree (14)	132,007	*
All Directors and Executive Officers as a Group (17 persons)	1,521,043	1.1%
5% Stockholders:
BlackRock Inc. (15)	24,417,804	17.6%
The Vanguard Group (16)	15,032,638	10.9%
Champlain Investment Partners, LLC (17)	9,692,760	7.0%
Dimensional Fund Advisors LP (18)	8,158,104	5.9%
Janus Henderson Group PLC (19)	7,012,661	5.1%

*	Less than 1% of the outstanding shares of common stock.

(1)

Consists of (i) 31,693 shares of fully vested RSUs representing the right to receive an equivalent number of shares of Class A common stock (“Deferred Stock”) and (ii) 6,455 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(2)

Consists of (i) 262,814 shares of Class A common stock held directly and (ii) 520,588 options to purchase shares of Class A common stock, including 51,952 options to purchase shares scheduled to vest on May 7, 2022.

(3)	Consists of (i) 1,213 shares of Deferred Stock and (ii) 6,455 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(4)	Consists of (i) 10,000 shares of Class A common stock held directly, (ii) 31,693 shares of Deferred Stock, and (ii) 6,455 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(5)	Consists of (i) 23,042 shares of Deferred Stock and (ii) 6,455 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(6)	Consists of (i) 9,002 shares of Deferred Stock and (ii) 6,455 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(7)	Consists of (i) 1,213 shares of Deferred Stock and (ii) 6,455 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(8)	Consists of (i) 10,537 shares of Deferred Stock and (ii) 6,455 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(9)	Consists of (i) 17,600 shares of Class A common stock held directly, (ii) 31,693 shares of Deferred Stock and (iii) 6,455 shares underlying RSUs scheduled to vest on the date of the Annual Meeting.

(10)

Consists of (i) 73,408 shares of Class A common stock held directly, (ii) 3,000 shares of Class A common stock held in an individual retirement account, and (iii) 82,874 options to purchase shares of Class A common stock.

(11)	Consists of (i) 13,982 shares of Class A common stock held directly and (ii) 37,353 options to purchase shares of Class A common stock.

(12)	Consists of 13,942 shares of Class A common stock underlying RSUs scheduled to vest on June 2, 2022.

(13)	Consists of (i) 34,583 shares of Class A common stock held directly and (ii) 13,066 options to purchase shares of Class A common stock held by Mr. Purcell at the time of his resignation.

(14)	Consists of (i) 55,046 shares of Class A common stock held directly and (ii) 76,961 options to purchase shares of Class A common stock.

(15)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on February 09, 2022, 24,417,804 shares of Class A common stock are beneficially held by BlackRock, Inc. (“BlackRock”) consisting of (i) 23,689,306 shares over which BlackRock has sole voting power, and (ii) 24,417,804 shares over which BlackRock has sole dispositive power and securities held or managed by the following subsidiaries of BlackRock: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Japan Co., Ltd.; BlackRock (Luxembourg) S.A.; and BlackRock Investment Management (Australia) Limited. The business address of Blackrock is 55 East 52nd Street, New York, NY 10055.

(16)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on February 10, 2022, 15,032,638 shares of Class A common stock are beneficially owned by The Vanguard Group, Inc. (“Vanguard”), consisting of 14,789,136 shares over which Vanguard has sole dispositive power and securities held or managed by the following subsidiaries of Vanguard: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(17)	Based solely upon the statement on Schedule 13G filed by the beneficial owner on February 11, 2022, 9,692,760 shares of Class A common stock are beneficially owned by funds advised by Champlain Investment Partners, LLC, consisting of 9,692,760 shares over which the reporting person has the sole power to dispose or direct the disposition, and 7,533,655 shares over which the reporting person has the sole power to vote or direct the voting. The business address of Champlain Investment Partners, LLC is 180 Battery Street, Burlington, VT 05401.

(18)

Based solely on the statement on Schedule 13G filed by the beneficial owner on February 8, 2022, 8,158,104 shares of Class A common stock are beneficially owned by funds advised by Dimensional Fund Advisors LP, consisting of 8,158,104 shares over which the reporting person has the sole power to dispose or direct the disposition, and 7,987,191 shares over which the reporting person has the sole power to vote or direct the voting. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(19)

Based solely upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 11, 2022, 7,012,661 shares of Class A common stock are beneficially owned by Janus Henderson Group PLC, over all of which the reporting person has the sole power to dispose or direct the disposition and to vote or direct the voting. The business address of Janus Henderson Group plc is 201 Shopsgate EC2M 3AE, United Kingdom.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During 2021, other than compensation arrangements, there were no transactions or series of similar transactions to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “Related Persons”. For the purposes of the policy, “Related Persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires that all related person transactions must be reported in advance to our Audit Committee for review and approval. In reviewing any such related person transaction, the Audit Committee will consider all of the material facts of such transaction and whether the transaction is fair and reasonable to the Company including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction. In approving or rejecting any related person transaction, the Audit Committee or the disinterested members of the Audit Committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2023 annual meeting of stockholders must be submitted to us no later than January 2, 2023.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders during the fiscal year ending December 31, 2023 but not submitted for inclusion in the proxy statement for our 2023 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than February 8, 2023 and no later than March 10, 2023, unless we change the date of our 2023 annual meeting of stockholders more than 45 days before or after June 8, 2023, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

Proposals and other items of business should be directed to the attention of the Secretary at our principal executive offices, 7905 Quivira Road, Lenexa, Kansas 66215.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: April 29, 2022

Annex A

AMENDED AND RESTATED HOSTESS BRANDS, INC.

2016 EQUITY INCENTIVE PLAN

Effective as of June 8, 2022

1. Purpose.

The purpose of the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

The Plan first became effective as of July 26, 2016. This amended and restated Plan will be effective as of the Amendment Effective Date, subject to approval by the Company’s stockholders. Changes made pursuant to this amendment and restatement shall only apply to Awards made after the Amendment Effective Date. Awards made prior to the Amendment Effective Date shall continue to be governed by the applicable Award Agreement and the terms of the Plan in effect prior to the Amendment Effective Date without giving effect to changes made pursuant to this amendment and restatement.

2. Definitions. Wherever the following capitalized terms are used in the Plan and/or an Award Agreement (as defined below), they shall have the meanings specified below:

“Amendment Effective Date” means June 8, 2022.

“Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Cash Performance Award or Other Stock-Based Award granted under the Plan.

“Award Agreement” means a notice or an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 15.2 hereof.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cash Performance Award” means an Award that is denominated by a cash amount to an Eligible Person under Section 10 hereof and payable based on or conditioned upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period.

“Cause” shall have the meaning set forth in Section 13.2(b) hereof.

“Change of Control” shall have the meaning set forth in Section 12.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of the Board appointed by the Board to administer the Plan or (iii) the Board, as determined by the Board.

“Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

“Company” means Hostess Brands, Inc., a Delaware corporation, or any successor thereto.

“Date of Grant” means the date on which an Award under the Plan is granted by the Committee or such later date as the Committee may specify to be the effective date of an Award.

“Disability” shall mean, unless otherwise defined in an individual Award Agreement, the Participant has been unable to perform the essential duties, responsibilities and functions of Participant’s position with the Company and its Subsidiaries by reason of any medically determinable physical or mental impairment for 180 days in any one-year period and has qualified to receive long-term disability payments under the Company’s long-term disability policy, as may be in effect from time to time. Participant shall cooperate in all respects with the Company if a question arises as to whether Participant has become subject to a Disability (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Participant’s condition with the Company). Notwithstanding the foregoing, in the event that a Participant is party to an employment, consulting, severance or other service-related agreement with the Company or any of its affiliates and such agreement contains a definition of “Disability,” the definition of “Disability” set forth above shall be deemed replaced and superseded, with respect to such Participant, by the definition of “Disability” used in such agreement.

“Effective Date” means July 26, 2016.

“Eligible Person” means any person who is an employee, Non-Employee Director, consultant or other personal service provider of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excluded Persons” means each of Gores Sponsor LLC, AP Hostess Holdings, L.P., CDM Hostess Class C, LLC and Hostess DM Co-Invest, LLC and their respective affiliates.

“Fair Market Value” means, with respect to a share of Common Stock as of a given date of determination hereunder, the closing price as quoted on Nasdaq or on such other principal exchange or market on which the Common Stock is then traded, or if the Common Stock was not traded on such date, then the immediately preceding date on which sales of shares of Common Stock have been so quoted or reported shall be used. If there should not be a public market for the Common Stock on such date, “Fair Market Value” shall be such value as determined by the Board in its discretion and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code and the regulations thereunder.

“GAAP” means United States generally accepted accounting principles.

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

“Incumbent Directors” shall have the meaning set forth in Section 12.2(b) hereof.

“Nasdaq” means The Nasdaq Stock Market.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

“Other Stock-Based Awards” shall have the meaning set forth in Section 11 hereof.

“Outstanding Company Voting Securities” shall have the meaning set forth in Section 12.2(a) hereof.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Performance Criteria” means any performance criteria determined by the Committee to be applicable to an Award, which may include, but shall not be limited to, one or any combination of the following, for the Company or any identified Subsidiary or business unit, as determined by the Committee at the time of the Award: (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) net revenue; (v) revenue growth, sales growth or product revenue growth; (vi) net income (before or after taxes); (vii) pre- or after-tax income (before or after allocation of corporate overhead and bonus); (viii) net operating profit; (ix) return measures (including, but not limited to, return on assets or net assets, capital, equity or sales); (x) cash flow (including, but not limited to, operating cash flow, distributable cash flow, cash flow per share and free cash flow); (xi) earnings before or after interest, taxes depreciation, amortization and/or rent; (xii) appreciation in and/or maintenance of share price (including, but not limited to, growth measures and total stockholder return); (xiii) cost reduction, expense control or loss management; (xiv) market share; (xv) economic value added; (xvi) working capital; (xvii) adjusted operating margins, gross margins or cash margin; (xviii) year-end cash; (xix) debt reductions; (xx) the completion of corporate transactions; (xxi) gross or net profit margins; (xxii) revenue mix; (xxiii) operating efficiency; (xxiv) product diversification; (xxv) market penetration; (xxvi) measurable achievement in quality, operation or development initiatives or production volume levels; (xxvii) quarterly dividends or distributions; (xxviii) employee retention or turnover; (xxix) operating income before depreciation, amortization and/or taxes; (xxx) strategic goals and objectives, including objectives related to qualitative or quantitative environmental, social and governance metrics; and/or (xxxi) any combination of or a specified increase or decrease, as applicable, in any of the foregoing.

Any applicable Performance Criteria shall be applied and interpreted in the discretion of the Committee. Any applicable Performance Criteria may be consistently applied on a business unit, divisional, Subsidiary or consolidated basis or any combination thereof, described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to a selected peer company or group of peer companies (including particular business segments or divisions of such company or companies) or a market or other index, or in such other manner as determined by the Committee.

“Performance Goals” means the levels of achievement relating to the Performance Criteria selected by the Committee for the Award. The Performance Goals need not be the same for all Participants.

“Performance Stock Unit” means a Restricted Stock Unit designated as a Performance Stock Unit under Section 9.1 hereof, to be paid or distributed based on or conditioned upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means this Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan as set forth herein, effective and as may be amended from time to time as provided herein, and includes any sub-plan or appendix that may be created and approved by the Board to allow Eligible Persons of Subsidiaries to participate in the plan.

“Policy” shall have the meaning set forth in Section 13.3(b) hereof.

“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.

“Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Service” means a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a Non-Employee Director, consultant or other service provider with the Company or any Subsidiary, as applicable.

“Share Reserve” shall have the meaning set forth in Section 4.1 hereof.

“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3. Administration.

3.1 Committee Members. The Plan shall be administered by the Committee; provided, however, if there is a Committee but the Board is not acting as the Committee, the Board may exercise any and all authority granted to the Committee under the Plan, including without limitation the right to grant awards to executive officers and other Eligible Persons; provided, further, in the case of Awards to executive officers, the grants shall be based on the recommendation of a Committee (or subcommittee of the Board) comprised of “independent directors” under the rules adopted by Nasdaq. To the extent required by, or intended to obtain an exemption or benefit under, applicable law or securities exchange rules, it is intended that the Committee or subcommittee thereof be comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan and who satisfy the requirements for (i) an “independent director” under rules adopted by Nasdaq or such other principal exchange or market on which the Common Stock is then traded and/or (ii) a “nonemployee director” within the meaning of Rule 16b-3 under the Exchange Act, as applicable. Notwithstanding the foregoing, the mere fact that an Award has been granted inconsistent with any of the foregoing provisions of this Section 3.1 shall not invalidate any Award which is otherwise validly made under the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2 Committee Authority. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (vii) make all determinations it deems advisable for the administration of the Plan, (viii) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (ix) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, (x) accelerate the vesting or, to the extent applicable, exercisability of any Award at any time (including, but not limited to, upon a Change of Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise), and (xi) adopt such procedures, modifications or subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed outside of the United States. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or board of directors of a Subsidiary or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate in writing to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) or such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or is a covered employee under Section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4. Shares Subject to the Plan.

4.1 Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof, the total number of shares of Common Stock that may be issued under the Plan on or after the Amendment Effective Date (the “Share Reserve”) shall equal 8,137,836 shares of Common Stock, which is equal to the sum of: (i) 1,293,810 shares of Common Stock, which is the number of shares of Common Stock that may be issued under the Plan as of March 31, 2022; (ii) 2,844,026, which is the number of shares of Common Stock subject to outstanding awards under the Plan as of March 31, 2022; and (iii) 4,000,000 additional shares of Common Stock; provided, however, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares. Shares of Common Stock that are (A) tendered by a Participant or withheld by the Company in payment of the exercise, base or purchase price relating to an Award, (B) tendered by the Participant or withheld by the Company to satisfy any taxes or tax withholding obligations with respect to an Award, or (C) not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right under the Plan, as applicable, will not be available for future Awards under the Plan. The aggregate number of shares of Common Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed 8,137,836 shares of Common Stock.

4.2 Share Replenishment. To the extent that an Award granted under this Plan is canceled, expired, forfeited, or otherwise terminated without delivery of the shares of Common Stock or payment of consideration to the Participant under the Plan (other than as contemplated by Section 4.1), the shares of Common Stock retained by or returned to the Company will (i) not be deemed to have been delivered under the Plan, as applicable, (ii) be available for future Awards under the Plan, and (iii) increase the Share Reserve by one share for each share that is retained by or returned to the Company.

4.3 Awards Granted to Eligible Persons Other Than Non-Employee Directors. The maximum number of shares of Common Stock that may be subject to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Units, or (v) Other Stock-Based Awards, in each case, that are granted to any single Eligible Person other than a Non-Employee Director in any single calendar year during the term of the Plan shall be limited to 1,000,000 shares of Common Stock for each such Award type individually (subject to adjustment as provided in Section 4.5 hereof).

4.4 Awards Granted to Non-Employee Directors. Annual compensation awarded to any Non-Employee Director during each fiscal year, including both shares of Common Stock subject to Awards and any cash fees paid to such Non-Employee Director (but excluding expense reimbursements), may not exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

4.5 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change or any other change affecting the Common Stock (other than regular cash dividends to stockholders of the Company), the Committee shall, in the manner and to the extent it considers appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of shares of Common Stock provided in Sections 4.1, 4.3 and 4.4 hereof (including the maximum number of shares of Common Stock that may become payable to a Participant provided in Sections 4.3 and 4.4), (ii) the number and kind of shares of Common Stock, shares of other classes of the Company’s common stock, securities, units or other rights or property subject to, or issuable in respect of, then outstanding Awards, (iii) the exercise or base price for each share or unit or other right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, (v) any dividend equivalent rights associated with outstanding Awards and (vi) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code and (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code. Without limitation, any adjustments made pursuant to this Section 4.5 may in the Committee’s sole discretion be made through the granting of dividend equivalent rights to holders of outstanding Awards other than with respect to Stock Options and Stock Appreciation Rights.

5. Eligibility and Awards.

5.1 Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to such Participant in any other year.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem. With respect to any Awards which are subject to Performance Goals, (a) following the conclusion of the applicable performance period, the Committee shall certify in writing whether the Performance Goals for that performance period have been achieved, or certify the degree of achievement, if applicable; (b) upon certification of the Performance Goals for any such Award, the Committee shall determine the level of vesting or amount of payment to the Participant pursuant to such Award, if any; and (c) the Committee, in its sole discretion, may make adjustments to the applicable Performance Goals, the amounts payable in respect of the applicable Performance Goals, and performance results (including adjustments of performance results to take into account transactions or other events occurring during the applicable performance period or changes in accounting principles or applicable law), to the extent consistent with the terms of the applicable Award Agreement.

5.3 Award Agreements. Each Award granted to an Eligible Person shall be represented by an Award Agreement. The terms of all Awards under the Plan, as determined by the Committee, will be set forth in each individual Award Agreements as described in Section 15.2 hereof.

6. Stock Options.

6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may only be granted to an Eligible Person satisfying the conditions of Section 6.7(a) hereof. Each Stock Option shall be designated on the Date of Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option. All Stock Options granted under the Plan to U.S. taxpayers are intended to comply with or be exempt from the requirements of Section 409A of the Code.

6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant. The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a share of Common Stock on the Date of Grant.

6.3 Vesting of Stock Options. The Committee shall, in its discretion, prescribe in an Award Agreement the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten years from the Date of Grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Subject to Section 409A of the Code and the provisions of this Section 6, the Committee may extend at any time the period in which a Stock Option may be exercised.

6.5 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax. Payment of the exercise price may be made: (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee in its sole discretion in an Award Agreement or otherwise (A) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Stock Option by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee and set forth in the Award Agreement. In accordance with Section 15.12 hereof, and in addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.

6.6 Limited Transferability of Nonqualified Stock Options. All Stock Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 15.3 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act), or as otherwise permitted by the Committee, in each case as may be approved by the Committee in its discretion at the time of proposed transfer. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 15.3 hereof.

6.7 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation Section 1.421-1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.

(b) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Stock Options into account in the order in which granted. Any Stock Option grant that exceeds such limit shall be treated as a non-qualified stock option.

(c) Additional Limitations. In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Date of Grant and the maximum term shall be five years.

(d) Termination of Service. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than (i) three months following termination of Service of the Participant with the Company and all Subsidiaries (other than as set forth in clause (ii) of this Section 6.7(d)) or (ii) one year following termination of Service of the Participant with the Company and all Subsidiaries due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(e) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. A Stock Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option. An Incentive Stock Option shall by its terms be nontransferable other than in accordance with Section 15.3 hereof, and shall be exercisable during the lifetime of a Participant only by such Participant.

(f) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

6.8 Dividend Equivalent Rights. Dividends shall not be paid with respect to Stock Options. Dividend equivalent rights may not be granted with respect to the shares of Common Stock subject to Stock Options.

6.9 No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares underlying a Stock Option until such time as shares or Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. Stock Appreciation Rights shall be non-transferable, except as provided in Section 15.3 hereof. All Stock Appreciation Rights granted under the Plan to U.S. taxpayers are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code.

7.2 Stand-Alone and Tandem Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option, or may be granted in tandem with a Stock Option, either on the Date of Grant or at any time thereafter during the term of the Stock Option. The Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Stock Appreciation Right are not satisfied, the Award shall be forfeited. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee; provided, however, that the maximum term of a Stock Appreciation Right shall be ten years from the Date of Grant. The Committee may provide that a Stock Appreciation Right will cease to be exercisable upon or at the end of a period following a termination of Service for any reason. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its discretion; provided, however, that the base price per share of any such stand-alone Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

7.3 Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

7.4 Dividend Equivalent Rights. Dividends shall not be paid with respect to Stock Appreciation Rights. Dividend equivalent rights may not be granted with respect to the shares of Common Stock subject to Stock Appreciation Rights.

8. Restricted Stock Awards.

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.

8.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award shall not be satisfied or, if applicable, the Performance Goal(s) with respect to such Restricted Stock Award are not attained, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company.

8.3 Transfer Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or made subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, except as provided in Section 15.3 hereof. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates (if any) representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally, at the times of vesting or other payment of the Restricted Stock Award or otherwise. Notwithstanding anything in this Section 8.4 to the contrary, dividends and other distributions made with respect to a Restricted Stock Award that is subject to performance-based vesting shall not be paid until, and only to the extent that, the Award vests.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9. Restricted Stock Units.

9.1 Grant of Restricted Stock Units. A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of a share of Common Stock on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine. In addition, a Restricted Stock Unit may be designated as a “Performance Stock Unit,” the vesting requirements of which may be based, in whole or in part, on the attainment of pre-established business and/or individual Performance Goal(s) over the applicable specified performance period, or otherwise, as approved by the Committee in its discretion. Restricted Stock Units shall be non-transferable, except as provided in Section 15.3 hereof.

9.2 Vesting of Restricted Stock Units. The Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) and/or on such other terms and conditions as approved by the Committee (including Performance Goal(s)) and/or on such other terms and conditions as approved by the Committee in its discretion. If the vesting requirements of a Restricted Stock Unit Award are not satisfied, the Award shall be forfeited.

9.3 Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of a share of Common Stock, determined on such date or over such time period as determined by the Committee.

9.4 Dividend Equivalent Rights. Restricted Stock Units may be granted together with dividend equivalent rights with respect to the shares of Common Stock subject to the Award, which dividend equivalent rights may be accumulated and may be deemed reinvested in additional Restricted Stock Units or may be accumulated in cash, as determined by the Committee in its discretion. Any payments made pursuant to dividend equivalent rights will be paid at such times as determined by the Committee in its discretion (including, without limitation, at the times paid to stockholders generally or at the times of vesting or payment of the Restricted Stock Units). Notwithstanding anything in this Section 9.4 to the contrary, dividends and other distributions made with respect to a Restricted Stock Unit that is subject to performance-based vesting shall not be paid until, and only to the extent that, the Award vests. Dividend equivalent rights may be subject to forfeiture under the same conditions as apply to the underlying Restricted Stock Units.

9.5 No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to a Restricted Stock Unit until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10. Cash Performance Awards.

10.1 Grant of Cash Performance Awards. A Cash Performance Award may be granted to any Eligible Person selected by the Committee. Each Cash Performance Award shall be evidenced by an Award Agreement that shall specify the performance period and such other terms and conditions as the Committee, in its discretion, shall determine. The Committee may accelerate the vesting of a Cash Performance Award upon a Change of Control or termination of Service under certain circumstances, as set forth in the Award Agreement. Cash Performance Awards shall be non-transferable, except as provided in Section 15.3 hereof.

10.2 Payment. Payment amounts may be based on the attainment of specified levels of the Performance Goals, including, if applicable, specified threshold, target and maximum performance levels, and performance falling between such levels. The requirements for payment may be also based upon the continued Service of the Participant with the Company or a Subsidiary during the applicable performance period and on such other conditions as determined by the Committee and set forth in the Award Agreement.

10.3 Payment. Cash Performance Awards may be paid, at the discretion of the Committee, in any combination of cash or shares of Common Stock, based upon the Fair Market Value of such shares at the time of payment.

11. Other Stock-Based Awards. The Committee, in its sole discretion, may grant Awards that are valued, in or whole or in part, by reference to, or are otherwise based on the Fair Market Value of shares of Common Stock (“Other Stock-Based Awards”), including without limitation, unrestricted shares, deferred shares, phantom shares or units, and dividend equivalent rights. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including without limitation, the right to receive one or more shares of Common Stock (or the equivalent cash value thereof) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of a Performance Goal(s). Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, shares or a combination of cash and shares, and all other terms and conditions of such Awards not inconsistent with the terms of the Plan.

12. Change of Control.

12.1 Effect on Awards. Upon the occurrence of a Change of Control, unless otherwise provided in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including, without limitation, the following (or any combination thereof): (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards); (c) acceleration of exercisability, vesting and/or payment under outstanding Awards immediately prior to the occurrence of such event or upon a termination of Service following such event; and (d) if all or substantially all of the Company’s outstanding shares of Common Stock are transferred in exchange for cash, shares or other property or consideration in connection with such Change of Control: (i) upon written notice, provide that any outstanding Stock Options and Stock Appreciation Rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Stock Options and Stock Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and (ii) cancel all or any portion of outstanding Awards for fair value (in the form of cash, shares of Common Stock, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, however, that, in the case of Stock Options and Stock Appreciation Rights, the fair value may equal the excess, if any, of the value or amount of the consideration to be paid in the Change of Control transaction to holders of shares of Common Stock (or, if no such consideration is paid, Fair Market Value of the shares of Common Stock) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or if no such excess, zero; provided, further, that if any payments or other consideration are deferred and/or contingent as a result of escrows, earnouts, holdbacks or any other contingencies, payments under this provision may be made on substantially the same terms and conditions applicable to, and only to the extent actually paid to, the holders of shares in connection with the Change of Control.

12.2 Definition of Change of Control. Unless otherwise defined in an Award Agreement, “Change of Control” shall mean the occurrence of one or more of the following events:

(a) Any Person, other than the Excluded Persons, becomes the Beneficial Owner, directly or indirectly, of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not be taken into account in determining whether a Change of Control has occurred: (i) any acquisition of voting securities of the Company directly from the Company or (ii) any acquisition by the Company or any of its Subsidiaries of Outstanding Company Voting Securities, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries.

(b) During any period of twelve (12) months, the following individuals (the “Incumbent Directors”) cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Amendment Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a Person other than the Board) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Amendment Effective Date or whose appointment, election or nomination for election was previously so approved or recommended.

(c) Consummation of a reorganization, recapitalization, merger or consolidation involving the Company, unless, following such transaction: (i) any individuals and entities that were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such transaction are the Beneficial Owners, directly or indirectly, of more than 50% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the transaction (“successor entity”) in substantially the same relative proportions as their ownership immediately prior to such transaction; (ii) no Person (excluding any successor entity, any Excluded Person or any employee benefit plan or related trust of the Company, such successor entity or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of more than 30% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the successor entity, except to the extent that such ownership existed prior to any such transaction; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the successor entity were Incumbent Directors (including persons deemed to be Incumbent Directors) at the time of the execution of the initial agreement or of the action of the Board providing for such transaction.

(d) The sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person that is not an Excluded Person.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change of Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.

13. Forfeiture Events.

13.1 General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of Service for Cause; violation of Company policies; breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant; or other conduct by the Participant that is detrimental to the business or reputation of the Company.

13.2 Termination for Cause.

(a) Treatment of Awards. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its reasonable discretion that after termination, the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 13.3 below. The Company shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs and whether the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, the Company may suspend the Participant’s rights to exercise any Stock Option or Stock Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act or omission could constitute the basis for a termination for Cause as provided in this Section 13.2.

(b) Definition of Cause. Unless otherwise defined in an Award Agreement, “Cause” shall mean any of the following, as determined by the Board: the Participant’s: (i) failure, refusal or neglect to perform his or her job functions, or to follow the lawful directives of the Company or its Subsidiaries (other than by reason of a physical or mental impairment); (ii) commission of any felony or commission of a non-felony crime involving moral turpitude; (iii) embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company or its Subsidiaries; (iv) engagement in dishonesty or misconduct which has negatively reflected on the public reputation of the Company or its Subsidiaries; (v) violation of any material policy of the Company or its Subsidiaries; (vi) breach of the restrictive covenants contained in any agreement between the Participant and the Company or any Subsidiary; or (vii) material breach of any obligation under any written agreement between the Participant and the Company or any Subsidiary. Any voluntary termination of Service or other engagement by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for “Cause.” Notwithstanding the foregoing, in the event that a Participant is party to an employment, consulting, severance or other service-related agreement with the Company or any of its affiliates and such agreement contains a definition of “Cause,” the definition of “Cause” set forth above shall be deemed replaced and superseded, with respect to such Participant, by the definition of “Cause” used in such agreement.

13.3 Right of Recapture.

(a) General. If at any time within one year (or such longer time specified in an Award Agreement or other agreement with a Participant or policy applicable to the Participant) after the date on which a Participant exercises a Stock Option or Stock Appreciation Right or on which a Restricted Stock Award, Restricted Stock Unit or Other-Stock Based Award vests or becomes payable or on which a Cash Performance Award is paid to a Participant, or on which income otherwise is realized by a Participant in connection with an Award, (i) a Participant’s Service is terminated for Cause, (ii) the Committee determines in its discretion that the Participant is subject to any recoupment of benefits pursuant to the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time, or (iii) after a Participant’s Service terminates for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act or omission which would have warranted termination of the Participant’s Service for Cause or (2) after a Participant’s termination of Service, the Participant engaged in conduct that materially violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary, then any gain realized by the Participant from the exercise, vesting, payment or other realization of income by the Participant in connection with an Award, shall be paid by the Participant to the Company upon notice from the Company, subject to applicable law. Such gain shall be determined as of the date or dates on which the gain is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. To the extent not otherwise prohibited by law, the Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).

(b) Accounting Restatement. If a Participant receives compensation pursuant to an Award under the Plan (whether a Stock Option, Cash Performance Award or otherwise) based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed (clauses (i) and (ii), the “Policy”). Each Award granted hereunder shall be subject to the Policy, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.

14. Transfer, Leave of Absence, Etc. For purposes of the Plan, except as otherwise determined by the Committee, the following events shall not be deemed a termination of Service: (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or (b) an approved leave of absence for military service or sickness, a leave of absence where the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted, a leave of absence for any other purpose approved by the Company or if the Committee otherwise so provides in writing.

15. General Provisions.

15.1 Status of Plan. The Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver shares of Common Stock or make payments with respect to Awards.

15.2 Award Agreement. An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or Restricted Stock Units subject to the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement also may set forth the effect on an Award of (i) a Change of Control and/or (ii) a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and also may set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall supersede and control.

15.3 No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.6 hereof or as otherwise determined by the Committee, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the legatee or legatees of such Award designated under the Participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Committee may provide in the terms of an

Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.

15.4 Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award; provided, however, that such discretion shall not apply in the case of a Stock Option or Stock Appreciation Right. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

15.5 No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Service of an Eligible Person or a Participant for any reason or no reason at any time.

15.6 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.5 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that the stock certificates (if any) be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions, or, should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee considers necessary or advisable.

15.7 Trading Policy and Other Restrictions. Stock Option exercises and other transactions involving Awards under the Plan shall be subject to the Company’s insider trading policy as may be in effect from time to time, and other restrictions, terms and conditions established by the Committee or by applicable law, including any other applicable policies set by the Committee from time to time.

15.8 Section 16 Participants. With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. The Plan and Awards granted hereunder to any Participants subject to Section 16 of the Exchange Act shall be deemed amended to the extent necessary to conform to the applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

15.9 Section 409A Compliance.

(a) To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment, transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements.

(b) No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months plus one day following the date of the Participant’s termination of Service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant on account of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

15.10 Securities Law Compliance. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action that the Company determines is necessary or advisable to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue-sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired solely for investment purposes and without any current intention to sell or distribute such shares.

15.11 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any such substitute awards shall not reduce the Share Reserve except as may otherwise be required under applicable law or the listing requirements of Nasdaq or other exchange or securities market on which the Common Stock is listed.

15.12 Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include permitting the Participant to elect to satisfy the withholding obligation by tendering shares of Common Stock to the Company or having the Company withhold a number of shares of Common Stock having a value equal to the minimum statutory tax or as otherwise specified in an Award Agreement, or similar charge required to be paid or withheld.

15.13 Unfunded Plan. The approval of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of shares of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

15.14 Other Compensation and Benefit Plans. The approval of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

15.15 Plan Binding on Transferees. The Plan shall be binding upon the Company and its transferees and assigns, and the Participant and the Participant’s executor, administrator and permitted transferees and beneficiaries.

15.16 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

15.17 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal or other securities laws.

15.18 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.19 No Guarantees Regarding Tax Treatment. Neither the Company nor the Committee make any guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A of the Code, Section 4999 of the Code or otherwise, and neither the Company nor the Committee shall have any liability to a person with respect thereto.

15.20 Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third-party administrators of any data of a professional or personal nature for the purpose of administering the Plan.

15.21 Awards to Non-U.S. Participants. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or affiliates operates or has employees, Non-Employee Directors, consultants or other personal service providers, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable local laws, (ii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals and (iii) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15.21 by the Committee shall be attached to this Plan document as appendices.

16. Term; Amendment and Termination; Stockholder Approval; Arbitration.

16.1 Term. The Plan was originally effective as of the Effective Date. The Plan is being amended and restated as of the Amendment Effective Date, subject to the approval by the stockholders of the Company. Subject to Section 16.2 hereof, the Plan shall terminate on the tenth anniversary of the Amendment Effective Date.

16.2 Amendment and Termination. The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, however, that no amendment, modification, suspension or termination of the Plan shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment, modification, suspension or termination by the Company’s stockholders to the extent it deems necessary in its discretion for purposes of compliance with applicable law or for any other purpose, and shall seek such approval to the extent it deems necessary in its discretion to comply with applicable law or listing requirements of Nasdaq or other exchange or securities market. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable in its discretion to comply with or to take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations.

16.3 No Repricing of Options or Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Common Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Stock Options or base price of such Stock Appreciation Rights, (ii) cancel outstanding Stock Options or Stock Appreciation Rights in exchange for Stock Options or Stock Appreciation Rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original Stock Options or Stock Appreciation Rights, or (iii) cancel outstanding Stock Options or Stock Appreciation Rights with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities.

16.4 Arbitration. Any dispute, controversy or claim arising out of or relating to the Plan that cannot be resolved by the Participant on the one hand and the Company on the other, shall be submitted to arbitration in the State of Kansas under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that any such submission by the Participant must be made within one year of the date of the events giving rise to such dispute, controversy or claim. The determination of the arbitrator shall be conclusive and binding on the Company and the Participant, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of such arbitration shall be borne by the Company; provided, however, that each party shall bear its own legal expenses.

Annex B

HOSTESS BRANDS, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

Effective as of June 8, 2022

I. PURPOSE OF THE PLAN

This Hostess Brands, Inc. 2022 Employee Stock Purchase Plan (the “Plan”) is intended to promote the interests of the Company by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan intended to meet the requirements of section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in Article XII.

II. ADMINISTRATION OF THE PLAN

A. The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate in order to implement the Plan or to comply with the requirements of section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

B. The Plan Administrator may authorize one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423 but with the requirements of the foreign jurisdictions in which those offerings are conducted. Such offerings shall be separate from any offerings designed to comply with the Code Section 423 requirements but may be conducted concurrently with those offerings. In no event, however, shall the terms and conditions of any offering contravene the express limitations and restrictions of the Plan, and to the extent required by Code Section 423, the participants in each separate offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

C. Notwithstanding any provision to the contrary in the Plan, the Plan Administrator may adopt such sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.

III. STOCK SUBJECT TO PLAN; CONDITIONS TO ISSUANCE OF COMMON STOCK

A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 3,000,000 shares as of the Effective Date.

B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

C. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, shares of Common Stock purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(i) The admission of such shares of Common Stock to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(ii) The completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Plan Administrator shall, in its absolute discretion, deem necessary or advisable;

(iii) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(iv) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(v) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

IV. PURCHASE/HOLDING PERIODS

A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B. Except as otherwise provided in Section X or as otherwise provided by the Plan Administrator, each purchase period shall have a duration of six (6) months, and in no event greater than twenty-seven (27) months. The Enrollment Date and Purchase Date for each purchase period shall be established by the Plan Administrator from time to time.

V. ELIGIBILITY

A. Each individual who (i) is an Eligible Employee on the Enrollment Date and (ii) has completed thirty (30) days of service (or such other period of service as determined by the Plan Administrator) with the Company or any Corporate Affiliate prior to such Enrollment Date shall be eligible to participate in the Plan for that purchase period on such Enrollment Date.

B. Each U.S. corporation that is a Corporate Affiliate as of the Effective Date has been designated as a Participating Company. Each U.S. corporation that becomes a Corporate Affiliate after the Effective Date shall automatically become a Participating Company effective as of the Enrollment Date of the first purchase period coincident with or next following the date on which it becomes such a Corporate Affiliate, unless the Plan Administrator determines otherwise prior to the Enrollment Date of that purchase period. Any other corporation that is a Corporate Affiliate as of the Effective Date or becomes a Corporate Affiliate after the Effective Date and any Corporate Affiliate whose participation in the Plan is delayed by the Plan Administrator under the preceding sentence shall become a Participating Company when authorized by the Plan Administrator to extend the benefits of the Plan to its Eligible Employees.

C. To participate in the Plan for a particular purchase period, the Eligible Employee must complete and submit enrollment forms prescribed by the Plan Administrator (including a payroll deduction authorization and Stock Purchase Agreement) in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and enrolling electronically) on or before the Enrollment Date of the purchase period. Unless otherwise specified by the Plan Administrator, once an Eligible Employee timely submits the properly completed enrollment forms, such Eligible Employee’s participation in the

Plan will automatically remain in effect from one purchase period to the next in accordance with such Eligible Employee’s payroll deduction authorization (including such Eligible Employee’s designated rate of payroll deduction) unless and until such Eligible Employee withdraws from the Plan, changes the rate of such Eligible Employee’s payroll deduction or such Eligible Employee’s employment status changes.

VI. PAYROLL DEDUCTIONS

A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each purchase period, up to a maximum of twenty-five percent (25%) unless the Plan Administrator establishes a different maximum percentage prior to the Enrollment Date of the applicable purchase period (subject to the limitations of Section VII). The deduction rate so authorized shall continue in effect for the entire purchase period except for changes effected in accordance with the following guidelines:

(i) The Participant may, at any time during the purchase period, reduce the Participant’s rate of payroll deduction to become effective as soon as possible after submitting the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one such reduction per purchase period, unless otherwise provided in the applicable offering documents related to such purchase period.

(ii) The Participant may at any time reduce such Participant’s rate of payroll deduction under the Plan to 0%. Such reduction shall become effective as soon as possible after submitting the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date unless the Participant’s participation in the Plan has terminated in accordance with Section VII.F.

(iii) The Participant may, at any time during the purchase period, increase the rate of such Participant’s payroll deduction (up to the maximum percentage limit for that purchase period) to become effective for the next purchase period.

B. Payroll deductions shall begin on the first pay day administratively feasible following the Enrollment Date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account unless otherwise required by the terms governing that purchase period. Unless the Plan Administrator determines otherwise prior to the start of the applicable purchase period, the amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

C. Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the purchase period in which collected, with such conversion to be based on an exchange rate determined by the Plan Administrator in its sole discretion.

D. Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

E. To the extent necessary to comply with local law, the Plan Administrator may permit Participants in one or more offerings to make contributions to the Plan by means other than payroll deductions.

VII. PURCHASE RIGHTS

A. Grant of Purchase Right. A Participant shall be granted a separate purchase right on the Enrollment Date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the provisions of Section VII.B below) on such date. The purchase shall be affected by applying the Participant’s payroll deductions for the purchase period ending on such Purchase Date to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period. Fractional shares will not be issued under the Plan, unless otherwise determined by the Plan Administrator and provided under the applicable offering document. Any excess contributions in a Participant’s account that would have been used to purchase fractional shares will be automatically re-invested in a subsequent purchase period unless the Participant timely revokes such Participant’s authorization to re-invest such excess amounts or the Company elects to return such contributions to the Participant.

C. Purchase Price. Effective with the initial purchase period commencing following the Effective Date and until such time as otherwise determined by the Plan Administrator, the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Enrollment Date of the applicable purchase period or (ii) the Fair Market Value per share of Common Stock on the Purchase Date of the applicable purchase period. However, the Plan Administrator may prior to the start of any purchase period establish a different purchase price per share at which Common Stock will be purchased on the Participant’s behalf on the Purchase Date for that purchase period, but in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Enrollment Date of that purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. Notwithstanding the foregoing and subject to the limitations described in Section II.B and Section VIII, in connection with any offering, the Plan Administrator may (i) specify a maximum number of shares of Common Stock that may be purchased by any single Participant on a Purchase Date, and if no such limit is specified, such limit shall be 625 shares of Common Stock; and (ii) elect to specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such offering. For the avoidance of doubt, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any purchase period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant on the Purchase Date for that purchase period.

E. Excess Payroll Deductions. Any payroll deductions not applied to the purchase of Common Stock by reason of any limitation on the maximum number of shares purchasable by the Participant on the Purchase Date (whether such limitation is pursuant to Section VII.D, Section VIII or otherwise) shall be promptly refunded.

F. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

(i) A Participant may, no later than fifteen (15) days (or such other period as determined by the Plan Administrator) prior to a Purchase Date for a purchase period, terminate such Participant’s outstanding purchase right by submitting the prescribed form in accordance with procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and electronically electing to withdraw), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the Enrollment Date of the new purchase period.

(iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while such Participant’s purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the purchase period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the business day preceding the Purchase Date for the applicable purchase period in which such leave commences, to (a) withdraw all the funds in the Participant’s payroll account at the time of the commencement of such leave or (b) have such funds held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payment deductions be added to the Participant’s account during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave; or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, such Participant’s payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began. An individual who returns to active employment following a leave of absence which exceeds in duration the applicable (x) or (y) time period above will be treated as a new Eligible Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the start of the purchase period.

G. Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

H. Change of Control. In the event that a Change of Control occurs during a purchase period, the Plan Administrator may take such action as it deems appropriate, including (without limitation):

(i) provide that each outstanding purchase right shall remain outstanding;

(ii) provide that each outstanding purchase right will terminate as of a date prior to the effective date of the Change of Control without being exercised and all payroll deductions of each Participant accumulated during such purchase period (and not previously applied to the purchase of shares) shall be refunded to the Participant;

(iii) provide that a Purchase Date shall automatically occur immediately prior to the effective date of the Change of Control, and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the purchase period in which such Change of Control occurs to the purchase of shares of Common Stock at the purchase price per share in effect for that purchase period pursuant to the purchase price formula provisions of Section VII.C;

(iv) provide than no new purchase period shall be initiated following the announcement of such Change of Control;

(v) provide for a new date on or before the consummation of such Change of Control that will be the Purchase Date for the applicable purchase period; or

(vi) provide that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).

I. ESPP Brokerage Account. The Plan Administrator shall have the discretionary authority to require that the shares purchased on behalf of each Participant be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm (the “ESPP Brokerage Account”). Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant’s Enrollment Date into the purchase period in which the shares were purchased and (ii) the end of the one (1)-year measured from the actual Purchase Date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

The foregoing procedures shall not in any way limit when the Participant may sell such Participant’s shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the Participant may request a stock certificate or share transfer from such Participant’s ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by the Participant under the Plan, whether or not the Participant continues in Eligible Employee status.

J. Assignability. During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).

K. Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to such Participant’s outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII. ACCRUAL LIMITATIONS

A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of section 423 of the Code) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

(i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

(ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to $25,000 worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

D. In the event there is any conflict between the provisions of this Section and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section shall be controlling.

IX. EFFECTIVE DATE AND TERM OF THE PLAN

A. Subject to approval by the Company’s stockholders, the Plan shall be effective as of the Effective Date.

B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the tenth anniversary of the Effective Date, (ii) the date on which all shares available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change of Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

X. AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time and for any reason; provided, however, the Board may not, without the approval of the Company’s stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (ii) change the class of corporations that may be designated as Participating Companies.

XI. GENERAL PROVISIONS

A. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C. The provisions of the Plan shall be governed by the laws of the State of Delaware, without resort to that state’s conflict-of-laws rules.

XII. DEFINITIONS

The following definitions shall be in effect under the Plan:

A. “1933 Act” means the Securities Act of 1933, as amended.

B. “Base Salary” means the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of section 401(k) of the Code or any cafeteria benefit program that meets the requirements of section 125 of the Code, now or hereafter established by the Company or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than contributions subject to sections 401(k) and 125 of the Code) made on the Participant’s behalf by the Company or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

C. “Board” means the Company’s Board of Directors.

D. “Change of Control” has the meaning given to such term in the Hostess Brands, Inc. 2016 Equity Incentive Plan or any successor plan thereto, in each case, as amended and/or restated from time to time.

E. “Code” means the Internal Revenue Code of 1986, as amended.

F. “Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

G. “Company” means Hostess Brands, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Hostess Brands, Inc., which shall, by appropriate action, adopt the Plan.

H. “Corporate Affiliate” means any parent or subsidiary of the Company (as determined in accordance with Code Section 424, whether now existing or subsequently established or acquired).

I. “Effective Date” means June 8, 2022, subject to the approval of the Company’s stockholders.

J. “Eligible Employee” means any person who (i) does not immediately prior to the exercise of any rights under the Plan own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of common stock of the Company and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code) and (ii) is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week for more than five (5) months per calendar year, in the rendition of personal services to any Participating Company as an employee for earnings considered wages under section 3401(a) of the Code; provided, however, that the Plan Administrator may, prior to the start of the applicable purchase period, waive one or both of the twenty (20) hour and five (5) month service requirements.

K. “Enrollment Date” means the first day of each purchase period.

L. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

M. “Fair Market Value” per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

N. “Participant” means any Eligible Employee of a Participating Company who is actively participating in the Plan.

O. “Participating Company” means the Company and each Corporate Affiliate that is authorized, in accordance with Section V.B. of the Plan, to extend the benefits of the Plan to its Eligible Employees.

P. “Plan Administrator” means a committee of two (2) or more Board members appointed by the Board to administer the Plan. As of the Effective Date, the Plan Administrator shall be the Talent and Compensation Committee of the Board (the “Committee”). Subject to the foregoing, the Board or the Committee may delegate authority to one or more subcommittees or to one or more individuals, in each case, as the Board or Committee deems appropriate and as consistent with applicable law, and such delegate(s) shall be considered “Plan Administrator” for purposes of this Plan.

Q. “Purchase Date” means the last business day of each purchase period.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail HOSTESS BRANDS, INC. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 7, 2022. INTERNET www.cstproxyvote .com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark PROXY your votes THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NINE NOMINEES UNDER PROPOSAL 1, like this X “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4, AND “FOR” PROPOSAL 5. 1. Election of Directors 2. To approve the Amended and Restated FOR AGAINST ABSTAIN (1) Jerry D. Kaminski FOR all WITHOUT AUTHORITY Hostess Brands, Inc. 2016 Equity (2) Andrew P. Callahan Nominees to vote (except as marked Incentive Plan to increase the available listed to the to the contrary for all (3) Olu Beck left nominees listed to the left) share reserve. (4) Laurence Bodner 3. To adopt the 2022 Employee Stock FOR AGAINST ABSTAIN (5) Gretchen R. Crist Purchase Plan. (6) Rachel P. Cullen (7) Hugh G. Dineen 4. 2021 compensation paid to named FOR AGAINST ABSTAIN (8) Ioannis Skoufalos executiveofficers(advisory). (9) Craig D. Steeneck (Instruction: To withhold authority to vote for any 5. Ratification of KPMG LLP as independent FOR AGAINST ABSTAIN individual nominee, strike a line through that nominee’s registered public accounting firm. name in the list above) CONTROL NUMBER Signature_______________________________________ Signature, if held jointly______________________________________ Date___________, 2022 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The 2022 Proxy Statement and the 2021 Annual Report to Stockholders are available at: https://www.cstproxy.com/hostessbrands/2022 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS HOSTESS BRANDS, INC. The undersigned appoints Andrew P. Callahan, Michael J. Gernigin and Jolyn J. Sebree and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Hostess Brands, Inc. held of record by the undersigned at the close of business on April 22, 2022 at the Annual Meeting of Stockholders of Hostess Brands, Inc., to be held on June 8, 2022 at 8:00 a.m. local time, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE NINE NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4, “FOR” PROPOSAL 5 IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (continued and to be marked, dated and signed, on the other side)